UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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April 12, 2018

Dear Fellow Shareholders:

We invite you to attend our Annual Meeting of Shareholders of Flagstar Bancorp, Inc. to be held at our corporate headquarters, 5151 Corporate Drive, Troy, Michigan, 48098, on May 22, 2018 at 8:30 a.m., Eastern Time. Many of our directors and officers, as well as representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm for 2017, will be present to respond to questions.

We are pleased to take advantage of the rules that allow companies to furnish their proxy materials via the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our Proxy Statement and 2017 Annual Report on Form 10-K. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents via the Internet and how to request a paper copy of our proxy materials, including our Proxy Statement, Annual Report on Form 10-K, and a form of proxy card.

The Board of Directors fixed the close of business on March 23, 2018 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting and at any postponements or adjournments of the meeting. The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power is necessary to constitute a quorum. To ensure that your vote is recorded, please provide your vote as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the Internet or by telephone. You also have the option of voting by completing, signing, dating and returning the enclosed proxy card. Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the annual meeting.

Thank you for your continuing support.

Sincerely,

/s/ Alessandro P. DiNello
Alessandro P. DiNello
President and Chief Executive Officer

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, May 22, 2018 at 8:30 a.m., Eastern Time
PLACE	5151 Corporate Drive Troy, Michigan, 48098
RECORD DATE
Shareholders of record of our common stock at the close of business on March 23, 2018 will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of shareholders entitled to vote will be available for inspection at the Annual Meeting.

ITEMS OF BUSINESS		Board Vote Recommendation
Proposal 1:	To elect nine directors to the Board of Directors to hold office for a term of one year and until their successors shall have been duly elected and qualified.	FOR each Director Nominee
Proposal 2:	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.	FOR
Proposal 3:	To adopt an advisory (non-binding) resolution to approve named executive officer compensation.	FOR

We will also transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

April 12, 2018	BY ORDER OF THE BOARD OF DIRECTORS
/s/ Christine M. Reid
Christine M. Reid
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON MAY 22, 2018

We have elected to provide access to our proxy materials to our shareholders via the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials has been mailed to our shareholders. Shareholders have the ability to access the proxy materials at flagstar.com/proxy or request that a printed set of the proxy materials be sent to them by following the instructions set forth on the Notice of Internet Availability of Proxy Materials. Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy materials. This means that only one copy of our proxy materials or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple shareholders in the same house. We will promptly deliver a separate Notice of Internet Availability of Proxy Materials and, if applicable, a separate copy of our proxy materials, to each shareholder that makes a request using the procedure set forth on the Notice of Internet Availability of Proxy Materials.

The Notice of Annual Meeting of Shareholders and the Proxy Statement relating to the Annual Meeting, as well as the 2017 Annual Report on Form 10-K, are available at flagstar.com/proxy. These materials are first being made available to shareholders beginning on or about April 12, 2018.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR TO VOTE VIA THE INTERNET OR BY TELEPHONE. IF YOU ARE THE RECORD OWNER OF YOUR SHARES AND YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN ADVANCE OF THE MEETING, IN PERSON OR BY PROXY. IF YOUR SHARES ARE HELD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING IN PERSON, YOU MUST OBTAIN FROM THE RECORD HOLDER OF YOUR SHARES AND BRING WITH YOU A PROXY FROM THE RECORD HOLDER ISSUED IN YOUR NAME.

2018 NOTICE OF MEETING AND PROXY STATEMENT

FLAGSTAR BANCORP, INC.
5151 CORPORATE DRIVE
TROY, MICHIGAN 48098
(248) 312-2000

PROXY STATEMENT

This Proxy Statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Flagstar Bancorp, Inc. ("Flagstar" or the "Company"). It contains information regarding the 2018 Annual Meeting of Shareholders (the "Annual Meeting") of the Company, which will be held on May 22, 2018 at 8:30 a.m., Eastern Time, at the national headquarters of the Company and Flagstar Bank, FSB (the "Bank"), 5151 Corporate Drive, Troy, Michigan, 48098. This Proxy Statement will be available on the Internet, and is first being made available to shareholders, on or about April 12, 2018. As used in this Proxy Statement, the terms "we," "us," and "our" refer to the Company.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

The Board is providing these proxy materials to you in connection with the Annual Meeting to be held on May 22, 2018. If you are a shareholder of record of our common stock on the Record Date (defined herein), you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. Many of our directors and officers, as well as representatives of PricewaterhouseCoopers LLP ("PwC"), our independent registered public accounting firm for 2017, will be present to respond to questions.

What information is contained in this Proxy Statement?

This information relates to the proposals to be voted on at the Annual Meeting, the voting process, compensation of our directors and named executive officers, and certain other information required to be disclosed in this Proxy Statement.

Who is soliciting my vote pursuant to this Proxy Statement?

The Board is soliciting your vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record of our common stock at the close of business on March 23, 2018 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting.

As of the Record Date, we had 57,363,798 outstanding shares of common stock. Each outstanding share of common stock entitles its holder, determined as of the Record Date, to one vote on each matter to be voted upon at the Annual Meeting.

What matters will be submitted to shareholders at the Annual Meeting?

At the Annual Meeting, you will be asked to vote on each of the following matters:

Proposal 1.
To elect nine directors to the Board. Our nominees are Alessandro P. DiNello, Jay J. Hansen, John D. Lewis, David J. Matlin, Bruce E. Nyberg, James A. Ovenden, Peter Schoels, David L. Treadwell and Jennifer R. Whip;

Proposal 2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

Proposal 3.	To adopt an advisory (non-binding) resolution to approve named executive officer compensation.

Flagstar Bancorp, Inc. | 2018 Proxy Statement	1

You will also be entitled to vote on any other business that properly comes before the Annual Meeting or any adjournment thereof. As of the date of this Proxy Statement, we know of no additional matters that will be presented for consideration at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that shareholders vote:

1."FOR" the election of nine director nominees named in this Proxy Statement;

2.	"FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018; and
3."FOR" the adoption of the advisory (non-binding) resolution to approve named executive officer compensation.

How many shares must be present to hold the Annual Meeting and what are the required votes to approve the proposals at the Annual Meeting?

Quorum Requirement: Michigan law and our bylaws (the "Bylaws") require that a quorum be present to allow any shareholder action at a meeting. A quorum consists of a majority of all of our outstanding shares of common stock that are entitled to vote at the Annual Meeting. Therefore, at the Annual Meeting, the presence, in person or by proxy, of the holders of at least 28,681,900 shares of common stock will be required to establish a quorum.

Required Votes: Each outstanding share of common stock is entitled to one vote on each proposal at the Annual Meeting. The number of required votes set forth below assumes that a quorum is present.

1.
Election of Directors. Each director nominee will be elected if that director nominee receives the affirmative vote of a majority of the votes cast. For purposes of the election of directors, a majority of the votes cast means that the number of shares voted "for" a director nominee must exceed the number of shares voted "against" that director nominee. Abstentions and broker non-votes will have no effect on the election of directors because they will not be counted as votes cast. Cumulative voting is not permitted.

2.
Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions will have no effect on this proposal because they will not be counted as votes cast. We expect that this will be a routine matter, as described below, and therefore no broker non-votes are expected in connection with this proposal.

3.
Advisory (Non-Binding) Resolution to Approve Named Executive Officer Compensation. Adoption of an advisory resolution approving the compensation of the named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will have no effect on this proposal because they will not be counted as votes cast. While this vote is advisory, and therefore not binding on us, the Compensation Committee or the Board, we value the opinions of our shareholders. Accordingly, the Board will take the results of this vote under advisement and will consider our shareholders' concerns when making future decisions regarding our executive compensation programs.

What is an abstention, and how will it affect the vote on a proposal?

An "abstention" occurs when the beneficial owner of shares is present, in person or by proxy, and entitled to vote at the meeting (or when a nominee holding shares for a beneficial owner is present, in person or by proxy, and entitled to vote at the meeting), but such person does not vote on the particular proposal. Abstentions will not be counted as votes cast but will be considered present for the purpose of determining the presence of a quorum. The effect of an abstention on the results of the vote with respect to any of the proposals to be voted on by shareholders at the Annual Meeting is described above.

What are broker non-votes, and how will they affect the vote on a proposal?

A "broker non-vote" occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Brokers or other nominees have discretionary voting power with respect to matters that are considered routine, but not with respect to "non-routine" matters. Proposals 1 (election of directors) and 3 (advisory vote to approve named executive officer compensation) are considered non-routine matters, and Proposal 2 (ratification of independent registered public accounting firm) is considered a routine matter. It is important that you promptly provide your broker with voting instructions if you want your shares voted on

Flagstar Bancorp, Inc. | 2018 Proxy Statement	2

Proposals 1 and 3. Broker non-votes will not be counted as votes cast, but will be considered present for the purpose of determining the presence of a quorum. The effect of broker non-votes on the results of the vote with respect to the proposals to be voted on by shareholders at the Annual Meeting is described above.

How may I cast my vote?

If you are the shareholder of record:

You may vote in person at the Annual Meeting.
(
By Telephone - You can vote by telephone by following the instructions on your Notice of Internet Availability of Proxy Materials or your proxy card. You will need to use the control number appearing on your notice or proxy card to vote by telephone.

:
By Internet - You can vote via the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials or your proxy card. You will need to use the control number appearing on your notice or proxy card to vote via the Internet.

*	By Mail - You can vote by completing, dating, signing and returning your proxy card.

If you submit a signed proxy card, the proxies identified on the proxy card will vote the shares in accordance with your instructions. If you submit a signed proxy card without giving specific voting instructions, the proxies will vote the shares "FOR" the election of the director nominees named in this Proxy Statement, "FOR" Proposals 2 and 3, and in their discretion on any other matters that may come before the Annual Meeting.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day. You may vote over the telephone or via the Internet until 11:59 p.m. on May 21, 2018. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your vote or proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting in person.

If you own your shares in "street name," that is, through a brokerage account or in another nominee form: You are a beneficial owner but not a shareholder of record, and therefore must provide instructions to the bank, broker or nominee (collectively, "broker") as to how your shares held by them should be voted. Your broker will vote such shares in accordance with your instructions. Your ability to vote in person, by mail, by the Internet or by telephone depends on the voting procedures of your broker. Please follow the directions that your broker provides. We urge you to promptly provide your broker with appropriate voting instructions so that your shares may be voted.

How may I revoke or change my vote?

If you are the shareholder of record of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

1.	Attending the Annual Meeting and voting your shares in person;

2.	Re-voting your shares on the Internet or by telephone prior to May 22, 2018;

3.	Submitting, prior to May 22, 2018, a new executed proxy card bearing a date that is later than the date on your most recently submitted proxy card; or

4.	Delivering, prior to May 22, 2018, written notice to our Secretary stating that you are revoking your proxy.

If your shares are held in street name and you have instructed a broker to vote your shares of common stock, you may revoke those instructions by following the directions received from your broker to change those voting instructions.

Please note that your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy.

Who is paying for the costs of this proxy solicitation?

We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, our officers and regular employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, or other electronic communication. We usually will reimburse brokers for

Flagstar Bancorp, Inc. | 2018 Proxy Statement	3

their reasonable expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Who will count the votes?

Our inspectors of election for the Annual Meeting, Jennifer McCurry and Jan M. Klym, will receive and tabulate the votes.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be effective and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What happens if a nominee for director is unable to serve, new business is introduced or procedural matters are voted upon?

Your proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxies on such matters in accordance with their discretion. As of the date of this Proxy Statement, we do not know of any other matters that are to come before the Annual Meeting. For more information on submitting matters to us, see Shareholder Proposals for the 2018 Annual Meeting herein.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxies and voting instruction cards you receive.

Where do I find the voting results of the meeting?

We will announce the preliminary voting results at the meeting and publish the final results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
What is "householding" and how does it work?
We may deliver a single set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials and, if requested, one set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of these materials, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

If you currently are a shareholder who shares an address with another shareholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us. Registered shareholders may notify us by contacting Broadridge Financial Solutions at the above telephone number or address, or by sending a written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098.
What do I need for admission to the Annual Meeting?
Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial shareholders as of the Record Date, individuals holding a valid proxy from a record holder and other persons authorized by the Company. If you are a shareholder of record, your name will be verified against the list of shareholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in a street name, you will need to provide proof of beneficial ownership on the Record Date, such as a brokerage account statement showing that you owned stock as of the Record Date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the Record Date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above, you may not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags may be subject to search prior to your admittance to the Annual Meeting.

Flagstar Bancorp, Inc. | 2018 Proxy Statement	4

MANAGEMENT'S ASSESSMENT OF 2017 PERFORMANCE

Our banking network emphasizes the delivery of a complete set of banking and mortgage products and services. We distinguish ourselves by crafting specialized solutions for our customers, local delivery, high quality customer service and competitive product pricing. Our community bank growth model has focused on attracting seasoned bankers with larger, bank lending experience who can attract their existing long-term customer relationships to Flagstar.

We originate mortgages through a nationwide network of correspondents and brokers, as well as through our own loan officers represented in the retail branches of the Bank, our direct-to-consumer lending team and the Opes Advisors division. The Bank has the opportunity to expand relationships with correspondents by providing warehouse lending, mortgage servicing and other services. Servicing and subservicing of loans provides fee income and generates a stable, long-term source of funding through company controlled deposits.

We believe our transformation into a commercial bank, our flexible mortgage servicing platform, and focus on service creates a competitive advantage in the markets in which we compete. The management team we have assembled is focused on developing substantial and attractive growth opportunities that generate profitable results from operations. We believe our lower risk profile and strong capital level position us to take advantage of opportunities to deliver attractive shareholder returns over the long term.

At December 31, 2017

2017 Shareholder Value Compared to Market
NASDAQ Financial
Russell 2000
S&P Small-Cap
NASDAQ Bank
Flagstar
39%
40%
30%
20%
10%
0%
-10%
39% INCREASE IN VALUE
HIGHEST AMONG MID-SIZE BANKS*
FBC Outperformance
January 1, 2017 - December 31, 2017

$16.9
Billion in Total Assets

$2.1
Billion of Market Capitalization

5th
Largest Bank Mortgage Originator

Source: SNL Financial
*Mid-size banks include all U.S. banks with total assets between $10 billion and $50 billion

In 2017, the continued growth of our community bank and mortgage servicing businesses, combined with our mortgage origination business, produced strong results. The transformation of the community bank into a commercial bank and our 2017 mortgage acquisitions of Stearns Lending and Opes Advisors provided more levers to respond to market opportunities and maximize earnings.

The year ended 2017 resulted in net income of $63 million, or $1.09 per diluted share, and adjusted net income of $143 million or $2.47 per diluted share, as compared to net income of $171 million, or $2.66 per diluted share, and adjusted net income of $155 million, or $2.38 per diluted share in 2016. Our year included several notable accomplishments:

•
The community bank added $1 billion of commercial real estate loans and commercial and industrial loans which contributed to a 21 percent, or $67 million, increase in net interest income. The acquisition of eight Desert Community Bank branches, which closed in March 2018, provided approximately $600 million in low cost deposits to fund loan growth and expand our banking footprint.

Flagstar Bancorp, Inc. | 2018 Proxy Statement	5

•	Mortgage originations rose 6 percent to $34 billion despite a challenging market environment overall, as we realized positive results from our mortgage acquisitions.

•	Our mortgage servicing business continued to gain scale and ended the year servicing or subservicing over 442,000 accounts.

•	Our capital position remained robust with a Tier 1 leverage ratio of 8.5 percent, well above the amount needed to be considered "well-capitalized".

Adjusted earnings and adjusted diluted earnings per share. The Company believes that adjusted earnings and adjusted earnings per share provides a meaningful representation of its operating performance. Management uses this measure to assess performance of the Company against its peers and evaluate overall performance. The Company believes this non-GAAP financial measure provides useful information for investors, securities analysts and others because it provides a tool to evaluate the Company’s performance on an ongoing basis and compared to its peers.

	Year Ended
	December 31, 2017	December 31, 2016
	(Dollars in millions)
Net income (loss)	$63	$171
Adjustment to remove DOJ adjustment (1)	—	(24)
Tax impact of DOJ adjustment	—	8
Adjustment to remove tax reform impact (2)	80	—
Adjusted net income	$143	$155
Deferred cumulative preferred stock dividends	—	(18)
Adjusted net income applicable to common stockholders	$143	$137

Weighted average diluted common shares	58,178,343	57,597,667
Adjusted diluted earnings per share	$2.47	$2.38

Diluted earnings (loss) per share	$1.09	$2.66

(1)	Pre-tax benefit related to the decrease in the fair value of the DOJ settlement liability.

(2)	Charge to the provision for income taxes due to the revaluation of DTAs at a lower statutory rate resulting from the Tax Cuts and Jobs Act.

Flagstar Bancorp, Inc. | 2018 Proxy Statement	6

PROPOSAL 1 - ELECTION OF DIRECTORS

The Board is currently composed of nine directors. The term of a director elected to the Board is one year. At the Annual Meeting, the terms of all of the current directors will expire. The Board has nominated the nine existing directors to serve for a new one-year term ending at the 2019 Annual Meeting of shareholders or until their respective successors, if any, are duly elected and qualified.

If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of a substitute for that nominee as the Board may recommend. Alternatively, the Board may continue operating with an additional vacancy or the Board may reduce its size to eliminate the vacancy. At this time, the Board does not know of any reason why any nominee would be unable to serve.

The Board is a diverse group of sophisticated leaders and professionals who meet the standards and qualifications for our directors as described in more detail below. Many of the director nominees have prior experience in senior leadership roles at large companies where they gained significant and diverse management and other experiences including risk assessment, corporate strategy, public company financial reporting and leadership development. Several of the director nominees have experience serving as executive directors of medium to large domestic companies and have an understanding of financial trends and the corporate governance practices and needs of companies of various sizes. The biographies that follow describe the skills, attributes and experiences of each of the nominees that led the Nominating/Corporate Governance Committee and the Board to nominate such individual nominees for election to the Board as directors. The Board has determined that the director nominees Jay J. Hansen, John D. Lewis, Bruce E. Nyberg, James A. Ovenden, David L. Treadwell and Jennifer R. Whip are independent directors, as further described below in Independence.

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES LISTED BELOW.

The following table sets forth each nominee's name and age as of the Record Date and the year he or she first became a director. Each of the nominees listed below has consented to serve if elected.

Director Nominees

Name	Age as of the Record Date	Year First Elected Director
Alessandro P. DiNello	63	2013
Jay J. Hansen	54	2005
John D. Lewis	69	2013
David J. Matlin	56	2009	(1)
Bruce E. Nyberg	72	2015
James A. Ovenden	55	2010
Peter Schoels	44	2013	(1)
David L. Treadwell	63	2009
Jennifer R. Whip	57	2017

(1)
Messrs. Matlin and Schoels were designated as nominees by MP Thrift Investments L.P. and its affiliates ("MP Thrift") pursuant to Section 4.1(c) of the Investment Agreement between us and MP Thrift Investments L.P. dated as of December 17, 2008 (the "Investment Agreement"). Pursuant to the terms of the Investment Agreement, MP Thrift is entitled to designate as nominees such number of directors to serve on the Board in proportion to the total voting power of voting stock beneficially owned by MP Thrift until such time as they no longer own at least 10 percent of the total voting power in us. MP Thrift beneficially owned 62.1 percent of our common stock as of the Record Date.

Flagstar Bancorp, Inc. | 2018 Proxy Statement	7

PROPOSAL 1 - ELECTION OF DIRECTORS

The following sets forth the business experience of each director nominee:

Alessandro P. DiNello
Age: 63
Mr. DiNello serves as President and Chief Executive Officer of the Company and Bank and his summary biography is included in the Executive Officers section of this Proxy Statement. Mr. DiNello's over 35 years of experience with the Company and the Bank in a variety of operational and management roles and as an executive in the Michigan banking industry provides valuable leadership experience and industry knowledge to the Board. Moreover, Mr. DiNello's day-to-day leadership and intimate knowledge of our business and operations provide the Board with Company and Bank-specific experience and expertise. Mr. DiNello is also a member of the board of directors of the Business Leaders of Michigan, the executive committee of the Mid-Size Bank Coalition of America, a number of Detroit based nonprofit boards and has served on advisory boards of both Fannie Mae and Freddie Mac and the Board of Directors of the Michigan Bankers Association.

Director since 2013

Jay J. Hansen
Age: 54
Mr. Hansen is co-founder, President, and Managing Partner of O2 Investment Partners, LLC, a private equity investment group that seeks to acquire majority interests in small and middle market manufacturing, niche distribution, and select service and technology businesses. Prior to forming O2 Investment Partners in 2010, Mr. Hansen provided consulting services to financial and manufacturing concerns. Mr. Hansen's experience as principal financial officer of a public company provides the Board and the Audit Committee with valuable competence as a financial expert. In addition, Mr. Hansen's experience as a business operator and, more recently, a principal in a Michigan-based private equity investment group provides us with valuable insight into the Michigan market. Mr. Hansen formerly served on the Board of Directors and the Audit and Compensation Committees of Power Solutions International, Inc., and currently serves on the Board of various private companies and one community organization.

Director since 2005
Board Committees:
- Audit Committee (Chair)

John D. Lewis
Age: 69
Mr. Lewis was previously Vice Chairman of Comerica Incorporated, the parent company of Comerica Bank ("Comerica"). During his 36-year tenure with Comerica, Mr. Lewis managed Small Business and Retail Banking divisions in California, Florida, Michigan and Texas, and oversaw the nationwide mortgage and consumer lending operations for all of Comerica's subsidiaries through a distribution system of more than 300 banking offices. Mr. Lewis' responsibilities included building and expanding Comerica's presence in California, Florida, Michigan and Texas. Mr. Lewis also had extensive experience managing various staff divisions with Comerica, including Human Resources, Marketing and Product Management, Corporate Communications, Compliance, Government Relations, Public Affairs and Quality Process. Mr. Lewis served as a director of Comerica, and as a member of Comerica's Management Policy Committee and Management Council. Following his retirement from Comerica in 2006, Mr. Lewis joined Donnelly Penman & Partners, a Grosse Pointe, Michigan, investment banking firm that provides services to the community banking and manufacturing sectors. He served as a Managing Director of the firm until early 2015. Currently, he heads the investment committee and serves as an advisory board member of the Donnelly Penman Fund, LLC, which invests in small community start-up banks throughout the United States. Mr. Lewis also currently serves on various community, academic and non-profit boards. Mr. Lewis' extensive operational and management experience in the financial services industry provides the Board with expertise on matters related to financial institution management, staffing and interaction with the Company's regulators.

Director since 2013
Board Committees:
- Compensation Committee
- Nominating/Corporate Governance Committee

Flagstar Bancorp, Inc. | 2018 Proxy Statement	8

PROPOSAL 1 - ELECTION OF DIRECTORS

David J. Matlin
Age: 56
Mr. Matlin is the Chief Executive Officer of MP Global Advisers, which he co-founded in July 2002. Prior to forming MP Global Advisers, Mr. Matlin was a Managing Director at Credit Suisse First Boston, and headed their Distressed Securities Group upon its inception in 1994. Mr. Matlin was also a Managing Director and a founding partner of Merrion Group, L.P. Mr. Matlin's background in distressed companies and his experience serving on several public company boards brings extensive leadership, risk assessment skills and public company expertise to the Board. Also, Mr. Matlin is a controlling member of MP Thrift, and as such, he provides the Board with the perspective of a major shareholder. Until February 2018, Mr. Matlin served on the board of directors of CalAtlantic Group, Inc. Mr. Matlin was designated as a nominee by MP Thrift pursuant to Section 4.1(c) of the Investment Agreement.

Director since 2009
Board Committees:
- Nominating/Corporate Governance Committee (Chair)

Bruce E. Nyberg
Age: 72
Mr. Nyberg previously worked for the Bank from March 2014 to March 2015, overseeing the day-to-day operations of community banking. He also spearheaded the Bank's efforts to build a framework for a corporate quality initiative. Mr. Nyberg has extensive management experience in the financial services industry. From 2001 to 2007, Mr. Nyberg was Regional President-East Michigan for Huntington Bancshares Incorporated. Prior to that time, he served in several management roles for NBD Bancorp, whose operations were subsequently integrated into those of J.P. Morgan Chase. Mr. Nyberg serves on the boards of several community and academic organizations. Mr. Nyberg's broad experience in banking, including commercial lending, marketing, retail banking, capital markets, business development, information technology and customer service, provides valuable operational insight for the Board.

Director since 2015
Board Committees:
- Risk Committee

James A. Ovenden
Age: 55
Mr. Ovenden serves as President of Advance America, Cash Advance Centers, Inc., a leading provider of non-bank cash advance services throughout the U.S. From May 2011 to January 2016, he served as Advance America’s Chief Financial Officer. He has also been the principal consultant with CFO Solutions of SC, LLC, a financial consulting business for middle market companies requiring credit restructuring and business advisory services. Mr. Ovenden served as the Chief Financial Officer of AstenJohnson Holdings LTD, a manufacturer of paper machine clothing, specialty fabrics, filaments and drainage equipment, from 2009 to 2010. Mr. Ovenden serves on the board of two private companies. Mr. Ovenden's experience and expertise in other public companies' financial and audit programs and policies provide the Board with invaluable expertise in these areas.

Director since 2010
Board Committees:
- Audit Committee
- Compensation Committee

Peter Schoels
Age: 44
Mr. Schoels has served as Managing Partner of MP Global Advisers since 2009 and has been a partner with MP Global Advisers since its inception in July 2002. In his capacity as Managing Partner, Mr. Schoels has been involved in the supervision of all investments made by certain private investment partnerships managed by MP Global Advisers, including MP Thrift's investment in Flagstar. Mr. Schoels' background in supervising investments in distressed companies, and serving as a director of a publicly-traded company provides the Board with the perspective of a major shareholder and seasoned investor that has intimate knowledge of our business and operations and with additional leadership and risk assessment skills. Until February 2018, Mr. Schoels served as a director of CalAtlantic Group, Inc. Mr. Schoels was designated as a nominee by MP Thrift pursuant to Section 4.1(c) of the Investment Agreement.

Director since 2013
Board Committees:
- Compensation Committee (Chair)
- Nominating/Corporate Governance Committee
- Risk Committee

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PROPOSAL 1 - ELECTION OF DIRECTORS

David L. Treadwell
Age: 63
Mr. Treadwell was the President and Chief Executive Officer of EP Management Corporation, until its sale in August 2011 (formerly known as EaglePicher Corporation), a diversified industrial products company, where he served in the role since August 2006. With his experience as the principal executive officer of a large Michigan corporation, Mr. Treadwell provides relevant insight and guidance on issues of corporate strategy and risk management, particularly as to his understanding of the Michigan market. Moreover, Mr. Treadwell has had considerable experience with distressed companies and has been instrumental in turnarounds. Mr. Treadwell also serves on the board of Visteon Corporation, a global automotive supplier, and is on the board of four private companies, chairing three.

Director since 2009
Board Committees:
- Audit Committee
- Risk Committee (Chair)

Jennifer R. Whip
Age: 57
Ms. Whip is a Principal with Cambridge One, LLC, which helps banks and mortgage lenders increase revenues, control costs, and better manage risks. She provided similar services while affiliated with Garrett McAuley & Co., from April 2016 to January 2017. From April 1990 to April 2016, she served in various leadership roles at Fannie Mae. Most recently, she was the lead executive responsible for driving the diversification and growth of its single-family business and expanding its offering of new products and tools to help its clients be successful. Ms. Whip was a founding member of the Fannie Mae Diversity Advisory Council and has served in advisory and volunteer roles to promote diversity and inclusion. Ms. Whip also serves on a couple of community organizations. As a respected expert in home lending, Ms. Whip’s broad experience in housing finance, strategic initiatives and risk management brings varied perspective and complements the board’s oversight over these principal areas of our business.

Director since 2017
Board Committees:
- Audit Committee
- Risk Committee

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CORPORATE GOVERNANCE

The Corporate Governance Guidelines are reviewed and assessed for adequacy annually by the Nominating/Corporate Governance Committee. You may obtain the Corporate Governance Guidelines and the charters of each of the Board's committees, including the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Risk Committee, on our website under the investor relations section at www.flagstar.com. These documents are also available in print upon written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098.

Controlled Company Status

We are a controlled company, as defined in the NYSE Listed Company Manual ("NYSE Manual"), because more than 50 percent of the voting power in our company is held by an individual, group or other company. As such, we are exempt from compliance with certain NYSE corporate governance standards, including: (i) the requirement that a majority of the Board consist of independent directors; (ii) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors; and (iii) the requirement that we have a compensation committee that is composed entirely of independent directors.

Independence

Section 303A.00 of the NYSE Manual exempts a controlled company, such as us, from the requirements that a majority of its board of directors be comprised of "independent" directors. See Controlled Company Status.

The Board has conducted its annual review of director independence. During this review, the Board considered relationships and transactions, if any, during the past three years between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including those reported under Certain Transactions and Business Relationships. The purpose of the review was to determine whether any such relationship or transactions were inconsistent with a determination that the director is independent.

Based on its review, the Board has affirmatively determined that directors Jay J. Hansen, John D. Lewis, Bruce E. Nyberg, James A. Ovenden, David L. Treadwell and Jennifer R. Whip are independent. In determining that Messrs. Hansen, Lewis, Nyberg, Ovenden and Treadwell and Ms. Whip are independent under the applicable independence standards, the Board considered all ordinary course loan and other business transactions between the directors and the Company. As a result, a majority of the Board is independent as of the Record Date and we are not relying on the exemption available to controlled companies that provides relief from the requirement to maintain a board of directors consisting of a majority of independent directors.

The Audit Committee of our Board is comprised of the following four members: Jay J. Hansen, James A. Ovenden, David L. Treadwell and Jennifer R. Whip, each of whom is independent as that term is defined by Section 303A.02 of the NYSE Manual and the charter of the Audit Committee, which complies with both the NYSE independence standards for audit committees and the requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). None of Messrs. Hansen, Ovenden or Treadwell or Ms. Whip has had a relationship or has been involved in any transaction or arrangement with us that required consideration by the Board under the applicable independence standards in determining that such director is independent.

During 2017, a majority of the members of our Compensation Committee and the Nominating/Corporate Governance Committee were not independent, as is permitted for controlled companies under the NYSE Manual. On March 20, 2018, with the resignation of David Matlin from the Compensation Committee and appointment of James A. Ovenden, the Compensation Committee attained majority member independence. See Controlled Company Status within the Corporate Governance section of this Proxy Statement.

Board and Committees

During the year ended December 31, 2017, the Board met nine times. All directors attended at least 75 percent of the aggregate of: (i) the total number of meetings of the Board during 2017; and (ii) the total number of meetings held by all committees of the Board on which that director served. During 2017, the Board had four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Risk Committee. The charters for the four standing committees can be found on the Company's website at www.flagstar.com. These committees are described below in more detail.

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CORPORATE GOVERNANCE

The Board desires that directors attend all Board meetings. Notwithstanding, the Board expects that each director will attend at least 75 percent of all Board meetings and meetings of committees on which they serve.

While we do not have a policy regarding director attendance at the Annual Meeting of Shareholders, we encourage directors to attend every annual meeting. All of our directors attended the 2017 annual meeting.

The table below shows current membership for each of the Board standing committees.

	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Risk Committee
John D. Lewis Chairman of the Board of Directors		X	X
Alessandro P. DiNello
Jay J. Hansen	X*
David J. Matlin			X*
Bruce E. Nyberg				X
James A. Ovenden	X	X
Peter Schoels		X*	X	X
David L. Treadwell	X			X*
Jennifer R. Whip	X			X
*Committee Chair

Audit Committee

The Audit Committee met 13 times during 2017. The Board has determined that Messrs. Hansen and Ovenden each qualify as an "Audit Committee Financial Expert," as defined by the rules and regulations of the SEC. Further, the Board certified that Mr. Treadwell and Ms. Whip are financially literate and have accounting or related financial management expertise, as such qualifications are defined by the rules of the NYSE.

The Audit Committee is charged with assisting the board of directors in fulfilling its oversight responsibilities for the financial reporting process, the system of internal controls, the audit process, and the Company's process for monitoring compliance with laws and regulations, and the Company’s Code of Ethics and Conduct, policies, procedures and guidelines thereunder. The Audit Committee is responsible for reviewing our audit programs and the activity of the Bank in conjunction with the Bank's audit committee, including approval of the annual internal audit plan and evaluation of the performance of the chief audit officer. The Audit Committee oversees the quarterly regulatory reporting process, oversees the internal compliance audits as necessary, receives and reviews the results of each external audit, reviews management's responses to independent registered public accounting firms' recommendations, and reviews management's reports on cases of financial misconduct by employees, officers or directors. The Audit Committee is responsible for engaging our independent registered public accounting firm and for the compensation and oversight of the work of our independent registered public accounting firm for the purpose of preparing and issuing an audit report or related work or performing other audit, review or attest services for us. The Audit Committee is empowered to pre-approve all auditing and permitted non-audit services provided by the independent registered public accounting firm and any other registered public accounting firm engaged to assist and/or supplement the internal auditors. The Audit Committee is also empowered to retain independent counsel, accountants or others to advise the Audit Committee or assist in the conduct of an investigation.

Compensation Committee

The Compensation Committee met seven times during 2017.

Section 303A.00 of the NYSE Manual exempts a controlled company from the rules that require that its compensation committee be comprised entirely of independent directors. Accordingly, as a controlled company, we are not required to have a compensation committee comprised entirely of independent directors.

Despite our reliance on the controlled company exemption that permits us not to have a compensation committee that is composed entirely of independent directors, we observe many of the other corporate governance requirements with respect to compensation committees set forth in the NYSE Manual. Our Compensation Committee is responsible for establishing the policies that govern executive compensation and for recommending the components and structure of executive and non-executive director compensation. The Compensation Committee reviews and approves corporate

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CORPORATE GOVERNANCE

goals and objectives relevant to compensation of our Chief Executive Officer, evaluates performance in light of such criteria and objectives, and has historically determined compensation of the Chief Executive Officer based on such respective evaluations and made compensation recommendations to the Board related to other executive officers. The Compensation Committee approves the compensation of the Chief Executive Officer and all the other executives considered to be Senior Executive Officers as defined by the applicable banking regulations that govern us. Equity awards are recommended to the full Board for approval.

The Compensation Committee may delegate its authority to a subcommittee composed solely of directors that satisfy the criteria for membership on the Compensation Committee, including independence, but has never done so. The Compensation Committee frequently requests that management assist in evaluating employee performance, recommend factors and targets for incentive compensation, recommend compensation levels and forms of awards, and provide information with respect to, among other things, strategic objectives and the current market environment.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee met three times during 2017.

Despite our reliance on the controlled company exemption that permits us not to have a nominating and corporate governance committee that is composed entirely of independent directors, we observe several of the other corporate governance requirements with respect to nominating and corporate governance committees set forth in the NYSE Manual. Among other things, the Nominating/Corporate Governance Committee is responsible for reviewing annually the requisite skills and characteristics required of Board members, selecting, evaluating and recommending nominees for election by our shareholders, reviewing and assessing the adequacy of our policies and practices on corporate governance, including the Corporate Governance Guidelines, which may be found on our website under the investor relations section at www.flagstar.com, and overseeing the annual evaluation of the Board and its Committees.

The Nominating/Corporate Governance Committee considers prospective nominees for the Board based on the need to fill vacancies or the Board's determination to expand the size of the Board. This initial determination is based on information provided to the committee with the recommendation of the prospective candidate, as well as the committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation. The committee then evaluates the prospective nominee against the standards and qualifications set forth below, including relevant experience, industry expertise, intelligence, independence, diversity, and outside commitments.

The general criteria for nomination to the Board include:

•	Possessing personal and professional ethics, integrity and values, and commitment to representing the best interests of our shareholders and other constituencies;

•	Reputations, both personal and professional, consistent with our image and reputation;

•	Relevant experience and expertise and ability to add value and offer advice and guidance to our Chief Executive Officer based on that experience and expertise;

•	Current knowledge and contacts in our industry and other industries relevant to our business, ability to work with others as an effective group and ability to commit adequate time as a director;

•	The ability to exercise sound business judgment;

•	Diversity of background, skill, education and experience, as against the existing members of, or nominees to, the Board; and

•	Diversity in the form of personal attributes, such as age, gender, race, ethnicity and family status.

The Board believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant in the role of the Board and the needs of our business. In addition, the Board believes that diverse views are further enhanced by, when possible, including qualified members with varied personal attributes, such as age, gender, race, ethnicity and family status.

Accordingly, the Board, through the Nominating/Corporate Governance Committee, will regularly review the changing needs of the business and the skills, experience and diversity of its members, with the intention that the Board will be periodically "renewed" as certain directors rotate off and new directors are recruited. The Board's commitment to diversity and renewal will be tempered by the need to balance change with continuity and experience. Our current Board reflects this commitment, as it consists of members with diverse backgrounds, skills and experience that are relevant to the role of the Board and the needs of the business.

In considering the current director nominees, the Nominating/Corporate Governance Committee did not use third party search firms to assist in this purpose. The Nominating/Corporate Governance Committee recommends to the Board the

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CORPORATE GOVERNANCE

slate of directors to be nominated for election at the Annual Meeting, but the Board is responsible for making interim appointments of directors in accordance with our Articles of Incorporation and Bylaws. The Nominating/Corporate Governance Committee and Board also consider director nominees proposed by shareholders of the Company. See Corporate Governance - Shareholder Nominations.

Risk Committee

The Risk Committee serves the purpose of monitoring and overseeing risk in the following risk categories of our business: strategic, reputational, credit, interest rate, liquidity, price, operational and compliance. The Risk Committee oversees the process by which risk-based capital requirements are determined and is responsible for promoting a culture that encourages ethical conduct and compliance with applicable rules and standards. In addition, among other things, the Risk Committee approves the appointment and removal of the Chief Risk Officer, provides feedback on the Chief Risk Officer's performance, and reviews and approves the Company's significant risk assessments and risk management policies. The Risk Committee charter was revised in January 2017, to include oversight of risk-related issues raised by regulatory agencies. The Risk Committee met eight times during 2017.

Executive Sessions of Non-Employee Directors

All non-employee directors meet in executive session at least four times per year. Neither members of management nor other employees may attend or participate in such executive sessions. The Chairman of the Board leads the executive sessions.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are separate. The Board believes that the separation of the positions strengthens its governance structure, fosters clear accountability and enhances alignment on corporate strategy. While our Bylaws and Corporate Governance Guidelines do not require that our Chairman of the Board and Chief Executive Officer positions be separate, the Board believes that this is the appropriate leadership structure for us at this time. The Board will continue to review this structure from time to time.

The Board's administration of its risk oversight function has not specifically affected the Board's leadership structure. In establishing the Board's current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. As stated above, the Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. Should the Board determine that a change in its leadership structure is required to, or potentially could, improve the Board's risk oversight function, it may make changes it deems appropriate.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risk relating to our executive compensation plans and arrangements and that responsibility is shared by our Chief Risk Officer. Our Audit Committee oversees management of financial risks. Our Nominating/Corporate Governance Committee oversees risks associated with the independence of the Board and potential conflicts of interest. Our Risk Committee is responsible for monitoring and overseeing risk in the following risk categories of our business: strategic, reputational, credit, interest rate, liquidity, operational, and compliance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.

Director Compensation

Our general policy is to provide non-employee directors with compensation that is intended to assist us in attracting and retaining qualified non-employee directors. We do not pay director compensation to directors who are also our employees. In addition, directors David J. Matlin and Peter Schoels each waived receipt of compensation for serving on the Board or its committees.

The Compensation Committee is responsible for reviewing and recommending compensation and benefits for non-employee directors as reflected in the Committee charter. In November 2015, the Compensation Committee benchmarked director compensation against our peer group to ensure that the directors were fairly compensated for their efforts and that the Company could continue to retain and attract experienced board and committee members. As a result of the benchmarking, for 2016 through June 30, 2017, the compensation structure for directors was as follows.

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CORPORATE GOVERNANCE

•	Non-employee Chairman of the Board: cash retainer of $300,000, equity retainer of $300,000 subject to one-year vesting, inclusive of committee chairmanship and/or membership.

•	Other non-employee directors: cash retainer of $75,000, equity retainer of $90,000 subject to one-year vesting plus committee fees.

•	Retainers for Board Committee membership were as follows:

•	Audit Committee: Members - $20,000; Chair - $32,500.

•	Compensation Committee: Members - $5,000; Chair - $15,000.

•	Nominating/Corporate Governance Committee - Members - $5,000; Chair - $15,000.

•	Risk Committee: Members - $6,000; Chair - $16,000.

On May 23, 2017, the Board of Directors revised the compensation structure for directors, which became effective July 1, 2017. The cash and equity retainers for the non-employee Chairman of the Board were each reduced from $300,000 to $200,000, the cash retainer for other non-employee directors was increased from $75,000 to $97,000, and the equity retainer for other non-employee directors was increased from $90,000 to $110,000. Retainers for Board Committee membership were unchanged.

We also reimburse non-employee directors who attend meetings of the Board or its committees from out-of-town for reasonable travel expenses, including accommodations.

The table below details the compensation earned by our non-employee directors in 2017.

Name	Fees Earned Or Paid in Cash	Stock Awards (1)	Total
John D. Lewis	$250,002	$299,990	$549,992
Jay J. Hansen	119,500	89,997	209,497
David J. Matlin (2)	—	—	—
Bruce E. Nyberg	93,000	89,997	182,997
James A. Ovenden	107,000	89,997	196,997
Peter Schoels (2)	—	—	—
David L. Treadwell	123,000	89,997	212,997
Jennifer R. Whip	113,000	89,997	202,997

(1)
Includes restricted stock grants issued on January 18, 2017, with a grant date price of $26.20. The grants fully vested on the first anniversary of the grant date. Mr. Lewis was awarded 11,450 shares; Mr. Hansen, Mr. Nyberg, Mr. Ovenden, Mr. Treadwell and Ms. Whip were each awarded 3,435 shares.

(2)	Messrs. Matlin and Schoels waived the receipt of compensation for serving on the Board or its committees.

From time to time, our directors may be asked to engage in special director services, whether or not a committee of the Board has been formed for such purpose. Such services may include strategic reviews, strategic transaction oversight, major litigation oversight and like matters involving substantially greater commitments of time from the directors. In such circumstances, the directors engaged in such efforts may receive additional fees. Fees related to special director services may be paid whether or not the matter concludes in a transaction or other specific result and may be adjusted upward or downward based on the amount of work required and any other criteria the Compensation Committee and Board deem appropriate. Other than as disclosed above, in 2017, our directors did not receive any additional compensation for special director services.

Code of Ethics and Conduct

The Board has adopted a Code of Ethics and Conduct (the "Code of Conduct") that applies to actions of our employees, officers and directors, including the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. Among other things, the Code of Conduct requires compliance with laws and regulations, avoidance of conflicts of interest and insider trading, and reporting of illegal or unethical behavior. Further, the Code of Conduct provides for special ethics obligations for employees with financial reporting obligations. The Code of Conduct was updated in July 2017, and is reviewed at least annually to ensure alignment with the organization's culture of compliance. A copy of the Code of Conduct may be found on our website under the investor relations section at www.flagstar.com or is available in print upon written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098. We intend to make all required disclosures concerning any amendments to, or waivers from, the Code of Conduct on our website.

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CORPORATE GOVERNANCE

Shareholder Nominations

While the Nominating/Corporate Governance Committee will consider nominees recommended by shareholders, it has not actively solicited recommendations from our shareholders for nominees. Shareholders who wish to nominate candidates for election to the Board at the Annual Meeting must follow the procedures outlined in the section of this Proxy Statement titled Shareholder Proposals for the 2019 Annual Meeting. The Nominating/Corporate Governance Committee will evaluate candidates properly proposed by shareholders in the same manner as all other candidates, as set forth above in Corporate Governance.

All shareholder nominations for new directors must be in writing and must set forth the following as to each director candidate recommended: (1) name, age, business address and, if known, residence address of the nominee; (2) the principal occupation or employment of the nominee; (3) the number of shares of common stock that are beneficially owned by the nominee; and (4) any other information relating to the person that would be required to be included in a proxy statement prepared in connection with the solicitation of proxies for an election of directors pursuant to applicable law and regulations. Certain information as to the shareholder nominating the nominee for director must be included, such as the name and address of the shareholder and the number of shares of common stock which are beneficially owned by the shareholder. The shareholder also must promptly provide any other information requested by us.

Director and Executive Officer Stock Ownership Guidelines

Stock ownership requirements for our Directors and Executive Officers are included in our Corporate Governance Guidelines and are summarized in the table below.

Position	Minimum Equity Required to Base Salary Ratio (1)	Time Period to Achieve Minimum Equity Level
Chief Executive Officer	5 to 1	Start of 2019
Chief Operating Officer	3 to 1	Start of 2019
Director	3 to 1	Later of the start of 2019 or within five years of the date they began serving as a Director
Executive Vice President	2 to 1	Later of the start of 2021 or within seven years of the date they began serving as an EVP

(1)	For our Directors, the comparable metric is base cash retainer

Communications with the Board or the Chairman

Individuals who have an interest in communicating directly with a director or the Board may do so by directing the communication to the "Board of Directors — [name of individual director]," "Board of Directors," or "Chairman," respectively. Following each meeting of the non-employee directors, the Chairman determines whether any communication necessitates discussion by the full Board. Any communications should be sent to the following address: Flagstar Bancorp, Inc., Attention: Corporate Secretary, 5151 Corporate Drive, Troy, Michigan, 48098.

Succession Plan

Pursuant to the Corporate Governance Guidelines, succession planning is reviewed by the Board on an annual basis. The Board has adopted a succession plan that is consistent with industry practice and would provide for an orderly transition in case of a catastrophic event involving the Chairman and/or the Chief Executive Officer.

Majority Voting

In an uncontested election of directors, each director nominee will be elected if that director nominee receives the affirmative vote of a majority of votes cast with respect to the director nominee. Therefore, a director nominee will be elected only if the number of shares voted "for" such director nominee exceeds the number of shares voted "against" that director nominee.

Annual Evaluation

The Board has a process whereby directors provide input in an annual performance evaluation of the Board and its committees to determine whether the Board and its committees are functioning effectively. Responses are compiled and reviewed by the Board and its committees to determine areas for efficiency improvements and identification of matters that may need to be addressed.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Persons and groups that beneficially own more than 5 percent of our common stock are generally required under federal securities laws to file certain reports with the SEC detailing such ownership. The term "beneficial ownership" means the shares held as of the Record Date plus shares underlying any options or securities that are exercisable or convertible into common stock, as of or within 60 days before or after the Record Date. The following table sets forth, as of the Record Date, certain information as to the common stock beneficially owned by any person or group of persons who are known to us to be the beneficial owners of more than 5 percent of our common stock. This table is based on information included in a Schedule 13D filed with the SEC.

Name and Address of Beneficial Owner	Shares	Percent of Class (1)
MP Thrift Investments L.P.	—	—
MPGOP III Thrift AV-I L.P.	—	—
MP (Thrift) Global Partners III LLC	—	—
MP (Thrift) Asset Management LLC	—	—
MP (Thrift) LLC	—	—
David J. Matlin	—	—
MP (Thrift) Global Advisers III LLC	35,600,352	62.1%
c/o MatlinPatterson Global Advisers LLC (2)
520 Madison Ave, 35th Floor
New York, New York 10022

Dimensional Fund Advisors LP (3)	3,484,033	6.1%
Building One
6300 Bee Cave Road
Austin, Texas 78746

(1)
The percentage owned is calculated for each shareholder by dividing with respect to our common stock, (i) the total number of outstanding shares beneficially owned by such shareholder as of the Record Date plus the number of shares such person has the right to acquire within 60 days of the Record Date, if any, into (ii) the total number of outstanding shares as of the Record Date plus the total number of shares that such person has the right to acquire within 60 days of the Record Date, if any.

(2)
Based solely on a Schedule 13D filed with the SEC on July 16, 2015, which reports beneficial ownership of these persons of 35,600,352 shares of our common stock over which they have shared voting and dispositive power. Mr. Matlin's exact pecuniary interest is not readily determinable because it is subject to several variables, and he disclaims beneficial ownership of any of the shares except to the extent of his individual pecuniary interest therein.

(3)
Based solely on a Schedule 13G filed with the SEC on February 9, 2018, which reports sole voting power of 3,327,858, shared voting power of 0 shares, sole dispositive power of 3,484,033 shares, and shared dispositive power of 0 shares. All shares are owned by funds for which the reporting person serves as investment manager or sub-adviser, and disclaims beneficial ownership thereof.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table and the accompanying footnotes provide a summary of the beneficial ownership of our common stock, as of the Record Date, by all of our Named Executive Officers ("NEOs"), all of our Directors, and our Directors and Executive Officers as a group. A total of 57,363,798 shares of common stock were issued and outstanding as of the Record Date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Jay J. Hansen	23,210	*
John D. Lewis (2)	86,116	0.2%
David J. Matlin (3)	35,600,352	62.1%
Bruce E. Nyberg (4)	12,184	*
James A. Ovenden (5)	30,323	0.1%
Peter Schoels (6)	35,600,352	62.1%
David L. Treadwell	22,323	*
Jennifer R. Whip	3,435	*
James K. Ciroli (7)	18,807	*
Alessandro P. DiNello (8)	200,155	0.3%
Stephen V. Figliuolo (9)	16,116	*
Andrew W. Ottaway (10)	10,319	*
Lee M. Smith (11)	76,944	0.1%
All Directors and Executive Officers as a group (15 persons)	36,107,022	62.9%

*	Less than 0.1 percent

(1)	These amounts include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled.

(2)	These shares are held in a trust of which Mr. Lewis is the trustee and beneficiary.

(3)	Please see footnote (2) to the Security Ownership of Certain Beneficial Owners table above for further information with respect to the holdings of Mr. Matlin.

(4)	These shares are held in a trust of which Mr. Nyberg is the trustee and beneficiary.

(5)	Mr. Ovenden holds 500 shares in a simplified employee pension individual retirement arrangement, and the remaining 29,823 shares are held jointly with his spouse.

(6)
Mr. Schoels does not have voting or dispositive power over shares held by MP Thrift, but he may be deemed to have an indirect pecuniary interest in such shares. Mr. Schoels' exact pecuniary interest is not readily determinable because it is subject to several variables, and he disclaims beneficial ownership of any of the shares except to the extent of his pecuniary interest therein.

(7)
Includes 6,000 shares that Mr. Ciroli holds in an individual retirement account, 1,000 shares owned jointly with his spouse, 3,047 restricted stock units ("RSUs") scheduled to vest on April 6, 2018 and 753 shares held directly in the Flagstar Employee Stock Purchase Plan ("ESPP").

(8)
This amount includes 116,509 shares held in a trust of which Mr. DiNello is the trustee and beneficiary; 14,546 shares held indirectly in the Flagstar Bank 401(k) Plan; 59,500 shares held indirectly in trusts for the benefit of his adult children of which Mr. DiNello’s spouse is sole trustee and are disclaimed by Mr. DiNello; 8,120 shares held indirectly in trusts for the benefit of minor grandchildren of which Mr. DiNello’s spouse is a co-trustee and are disclaimed by Mr. DiNello; 1,274 shares held indirectly in an individual retirement account; and 206 shares held indirectly in Mr. DiNello's spouse's trust.

(9)	Includes 2,539 RSUs scheduled to vest on April 6, 2018 and 411 shares in the ESPP.

(10)	Includes 302 shares held directly in the ESPP.

(11)	Includes 7,109 RSUs that are scheduled to vest on April 6, 2018.

Anti-Hedging Policy

Directors and all Company employees are prohibited from engaging in the hedging of Flagstar common stock through "short sales" or trading any derivative securities tied to the value of Flagstar securities, including but not limited to puts, calls, equity collar or forward purchase or sale transactions, swaps and single stock futures.

Flagstar Bancorp, Inc. | 2018 Proxy Statement	18

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports. On March 27, 2017, Mr. DiNello filed a late Form 4 relating to the sale of 1,052 shares of an indirect holding for which he had disclaimed beneficial ownership. Other than the foregoing, based solely on our review of copies of such reports received by us and any written representations from certain reporting persons, we believe such persons were in compliance with Section 16(a) from January 1, 2017 through December 31, 2017.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

We and our subsidiaries regularly monitor transactions with our directors and executive officers and members of their immediate families for regulatory reporting purposes. The policies and procedures adopted by us and our subsidiaries include: (i) a written policy requiring compliance with the requirements of Regulation O, including the prompt reporting of extension of credit to the Board; (ii) a Code of Ethics and Conduct that governs potential conflicts of interest; and (iii) an Audit Committee charter that requires the Audit Committee to conduct a review of related party transactions in order to ensure that such transactions are on substantially the same terms as those prevailing for comparable transactions with non-affiliated persons or are otherwise fair to and in the best interests of us and our subsidiaries.

We and our subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal shareholders. Each of the following business transactions conformed to the policies and procedures of ours and our subsidiaries, and it is the belief of management that such loans or transactions neither involved more than the normal risk of collection nor presented other unfavorable features.

David L. Treadwell is a member of our Board. He is also an investor in, and serves as the Chairman of the Board of Managers of Grow Michigan LLC, a $60 million public welfare loan fund. In July 2014, the Bank’s Audit Committee and Board of Directors reviewed and authorized a Community Reinvestment Act-qualified investment in Grow Michigan of up to $5 million. The Bank entered into an Operating Agreement for a maximum funding commitment of $2.5 million. As of December 31, 2017, the Bank had disbursed $2,135,916 to Grow Michigan.

David Matlin and Peter Schoels are members of our Board, and until February 12, 2018, they were also Directors of CalAtlantic Group Inc. (“CalAtlantic”), a publicly traded homebuilder that also provides mortgage, title and escrow services to offer an end-to-end homebuying experience for their customers. They resigned from the CalAtlantic Board in connection with CalAtlantic’s merger with Lennar Corporation. Messrs. Matlin and Schoels also manage several MatlinPatterson entities that, in accordance with Schedule 13D (Amendment 10) filed with the SEC on October 31, 2017, owned in excess of 10 percent of the voting stock of CalAtlantic. After the merger, the MatlinPatterson entities hold less than 10 percent of the voting stock of Lennar Corporation. The Bank and CalAtlantic Mortgage, Inc., a subsidiary of Lennar (“CA Mortgage”), are parties to a correspondent agreement whereby CA Mortgage originates mortgage loans, primarily to buyers of their builder’s new construction homes. CA Mortgage underwrites, closes and delivers closed loans to the Bank and other correspondent investors. The relationship between the Bank and CA Mortgage is based on the same terms and conditions applicable to the Bank’s other correspondent lenders. In 2017, the Bank purchased 377 loans from CA Mortgage totaling $121 million. CalAtlantic Homes of Utah, Inc., an affiliate of CalAtlantic (“CA Homes”), became the completion guarantor for a $6 million revolving guidance line of credit on January 14, 2018. CA Homes is not the borrower and has no direct or indirect ownership in the borrower. As of March 5, 2018, the commitment was $3.2 million and the principal balance on the loan was $1.5 million. The CalAtlantic transactions described herein are considered ordinary course business relationships.

In addition to the transactions listed above, certain directors and executive officers of us and our subsidiaries, and members of their immediate families, were indebted to the Bank as customers in connection with mortgage loans and other extensions of credit by the Bank. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. None of these loans have involved more than the normal risk of collection nor presented other unfavorable features.

Flagstar Bancorp, Inc. | 2018 Proxy Statement	19

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which is responsible for the appointment, compensation and oversight of our independent registered public accounting firm, appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2018.

Selection of our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, the Board is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP. After doing so, it may retain that firm or another without re-submitting the matter to our shareholders. Even if the shareholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

Required Vote and Board Recommendation

The selection of our independent registered public accounting firm will be ratified if a majority of the votes cast on this proposal are voted in favor of ratification.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has engaged PwC as our independent registered public accounting firm for the years ended December 31, 2017 and 2016. The following table presents fees for professional audit services rendered by PwC for the years ended December 31, 2017 and 2016 and fees billed for other services rendered during those periods.

PricewaterhouseCoopers	2017	2016
Audit fees (1)	$3,263,255	$3,040,403
Audit related fees (2)	444,252	466,622
Tax fees	—	—
All other fees (3)	27,754	2,641
Total fees paid	$3,735,261	$3,509,666

(1)
Comprised of professional services rendered in connection with the regular annual audit of our financial statements, and fees related to additional audit services provided in connection with the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q for the years indicated. Amounts also include fees for the audit of the Company’s internal control over financial reporting, as promulgated by Section 404 of the Sarbanes-Oxley Act.

(2)
Audit related fees are for professional services related to a HUD compliance audit performed, review of RMBS transactions, audit of Long Lake MSR, and a Consent Letter for an S-8 filing. Also includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting.

(3)
Other service fees are for professional services related to fees for any services not included in the first three categories which includes fees for M&A due diligence and the use of on-line technology tools.

The Audit Committee has concluded that the provision of services covered under the caption "All Other Fees" is compatible with PwC maintaining its independence. None of the hours expended on PwC's engagement to audit the consolidated financial statements for the years ended December 31, 2017 and 2016, were attributable to work performed by persons other than PwC's employees.

The Audit Committee utilizes the Flagstar Bancorp, Inc. Audit Committee Pre-Approval Policy (the "Pre-Approval Policy"), which requires the committee to pre-approve audit and other services performed by the independent registered public accounting firm and confirm that such services do not impair the independent registered public accounting firms' independence. In 2017, all of the fees paid to our independent registered public accounting firm and the Company's previous independent registered public accounting firm were pre-approved by the Audit Committee.

A representative of PwC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.

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AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited financial statements with management and with our independent registered public accounting firm, PricewaterhouseCoopers, LLP ("PwC"). The Audit Committee also discussed with PwC the matters required to be discussed by Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board ("PCAOB").
In addition, the Audit Committee has received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence, and has discussed with PwC any relationships that may impact the independent registered public accounting firms' objectivity and independence.
Based upon the review and discussions referred above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE

Jay J. Hansen, Chairman
James A. Ovenden
David L. Treadwell
Jennifer R. Whip

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PROPOSAL 3 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), we request that our shareholders cast a non-binding, advisory vote to approve the compensation of our named executive officers ("NEOs") identified in the section titled Compensation Discussion and Analysis. At our 2013 annual meeting of shareholders, our shareholders voted in favor of advisory approval of name executive officer compensation on an annual basis. The next shareholder vote regarding the frequency of advisory approval of named executive officer compensation will occur at the 2019 annual meeting of shareholders.

Our focus is to provide a compensation program that contributes to our strong pay for performance and long-term shareholder value orientation, supports our financial and strategic goals, complies with regulatory requirements, and discourages unnecessary and excessive risk-taking that could threaten our and our shareholder's interests. As we continue to develop and execute on our corporate strategies, our objective is to achieve sustainable profits and growth with superior shareholder returns over the long term. In fiscal year 2017, our NEOs made and effectively managed the execution of key business and strategic decisions that enhanced our financial and operational performance in a safe and sound manner.

Details concerning how we implement our compensation philosophy and structure our compensation programs are provided in the Compensation Discussion and Analysis. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and our performance. During 2017, we remained focused on aligning our NEOs' interests with those of the Company, which reflects our pay-for-performance philosophy, offering competitive total compensation opportunities and rewarding financial results that drive shareholder value, as described in detail in the section titled Compensation Discussion and Analysis.

In light of the foregoing, we ask that shareholders vote "FOR" the following resolution at the Annual Meeting:

"RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Company's NEOs, as disclosed in the Company's Proxy Statement for the 2018 Annual Meeting pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures."

Required Vote and Board Recommendation

Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting. While this vote is advisory and not binding on us, the Compensation Committee or the Board, we value the opinions of our shareholders. Accordingly, the Board will take the results of this vote under advisement and will consider our shareholders' concerns when making future decisions regarding our executive compensation programs.

THE BOARD RECOMMENDS A VOTE "FOR" THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT.

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EXECUTIVE OFFICERS

Executive Officers as of the Record Date:

Name	Age	Position(s) Held
Alessandro P. DiNello	63	President and Chief Executive Officer
Lee M. Smith	43	Executive Vice President and Chief Operating Officer
James K. Ciroli	52	Executive Vice President and Chief Financial Officer
Kristy Williams Fercho	52	Executive Vice President and President of Mortgage
Stephen V. Figliuolo	61	Executive Vice President and Chief Risk Officer
Patrick M. McGuirk	48	Executive Vice President and General Counsel
Andrew W. Ottaway	51	Executive Vice President, Managing Director of Lending and Michigan Market President

Alessandro P. DiNello was appointed President and Chief Executive Officer of the Company and the Bank on May 15, 2013. Prior to his appointment, he served as President and Chief Administrative Officer of the Bank. In that role starting December 18, 2012, Mr. DiNello was responsible for all banking operations at the Bank, including commercial banking, personal financial services and technology, and led the Bank's efforts to coordinate and ensure compliance with its regulatory agreements. Mr. DiNello served as Executive Vice President, Personal Financial Services from 2011 to December 2012. From 1995 to 2011, Mr. DiNello served as Executive Vice President and Head of Retail Banking. In that role, Mr. DiNello grew the bank branch network from five locations to 179 locations, all on a de novo basis. Prior to joining the Bank, Mr. DiNello served as President of Security Savings Bank ("Security"). Mr. DiNello began his employment with Security in 1979. He was instrumental in converting Security from a mutual to a stock organization in 1984, and in 1994, he was instrumental in negotiating the sale of Security to First Security, which in 1996 became Flagstar Bank, FSB. He also served as a Bank Examiner with the Federal Home Loan Bank Board from 1976 through 1979.

Lee M. Smith was appointed Executive Vice President of the Bank on May 15, 2013, and Chief Operating Officer on August 13, 2013. Prior to his appointment, Mr. Smith had been a Partner at MP (Thrift) Global Advisers III LLC, the investment adviser to the Company's largest shareholder, MP Thrift Investments L.P., for the previous two years. Prior to that, Mr. Smith was a Partner at MatlinPatterson Global Advisers LLC, the adviser to the MatlinPatterson family of private equity investments. Before joining MatlinPatterson in 2010, Mr. Smith was a Senior Director at Zolfo Cooper LLC in New York, an advisory and interim management firm. At Zolfo Cooper, Mr. Smith acted as both interim management and adviser to a number of companies, improving and optimizing operational and financial performance. Before joining Zolfo Cooper, Mr. Smith was a Vice President in the national restructuring group at Ernst & Young, a professional services firm, in both New York and the United Kingdom.
James K. Ciroli joined the Company as Executive Vice President on August 4, 2014, and was appointed Chief Financial Officer of the Bank and the Company in October 2014. Mr. Ciroli has responsibility for the Company’s Accounting, Financial Planning, Investor Relations, Tax and Treasury operations. From 2009 to 2014, Mr. Ciroli was Senior Vice President, Corporate Controller and Principal Accounting Officer of First Niagara Financial Group, Inc., a $39 billion Buffalo, New York-based bank holding company. From 2002 to 2009, Mr. Ciroli was Senior Vice President and Assistant Controller of Huntington Bancshares Incorporated in Columbus, Ohio. Prior to Huntington, Mr. Ciroli held various positions of increasing responsibility at KeyCorp and Deloitte & Touche.

Kristy Williams Fercho joined the Bank in September 2017 as Executive Vice President and President of Mortgage. In this capacity, she is responsible for the direction and oversight of all aspects of Flagstar’s mortgage business and its continued expansion. From January 2015 to June 2017, she was a Senior Vice President - Single Family with Fannie Mae responsible for the customer delivery strategy and business performance of all customers in the western U.S. delivering single-family home loans to the agency. Her experience in the mortgage industry covers mortgage originations, fulfillment, risk management, secondary marketing, servicing, and regulation, as she held various customer management roles with Fannie Mae since 2007. From May 2002 until April 2007, she was a Vice President of Human Resources with Fannie Mae. She currently serves as a member of the board of directors of the Mortgage Bankers Association.

Stephen V. Figliuolo joined the Company as Executive Vice President on June 23, 2014, and was appointed Chief Risk Officer of the Company and the Bank in September 2014. He is responsible for the governance and corporate oversight of the Company’s safety and soundness policies and practices. From 2005 to 2013, he was Executive Vice President and Chief Risk Officer of Citizens Republic Bank. Prior to that, Mr. Figliuolo held executive positions with Fleet Boston Financial-Summit Bank, First Union National Bank and Chase Manhattan Bank, where he developed expertise in regulatory compliance, process flow management and risk reduction through improved controls.

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EXECUTIVE OFFICERS

Patrick M. McGuirk was appointed as Executive Vice President and General Counsel in July 2015, with responsibility for all legal operations, records management and the corporate secretary function. From December 2014 to July 2015, he was the Company’s Deputy General Counsel for Litigation. From March 2010 to November 2014, he was Counsel to the Federal Deposit Insurance Corporation ("FDIC"), where he led investigations and litigation related to banks in FDIC receivership. Prior to his government service, he was Partner in the New York office of Sidley Austin LLP, representing financial institutions and other corporations in complex commercial litigation, with an emphasis on the defense of class action lawsuits alleging violations of the federal securities laws. Working in both private practice and for the federal government, he has over 20 years of banking and financial services-related legal experience and is licensed to practice law in New York, New Jersey and Michigan.

Andrew W. Ottaway joined the Bank in December 2015 as Executive Vice President, Managing Director of Lending and Michigan Market President. In this capacity, he is responsible for all non-mortgage lending, including commercial real estate, large corporate, middle market, and warehouse lending. Additional areas of responsibility include consumer finance, equipment finance, homebuilder finance, government banking, treasury management, and strategic alliances. In January 2017, he was named President of the Michigan Market, with responsibility for the Bank’s retail platform and 99 branches. Mr. Ottaway brings over 30 years of banking experience in Southeast Michigan, primarily in commercial lending and credit administration. He held several leadership roles at Comerica Bank, where prior to joining the Bank, he served as Senior Vice President and Chief Credit Officer for Wealth Management and the Retail Bank. Currently, he is a member of the Michigan Bankers Association, serving on the Board of Directors and Grassroots Advocacy committee.

Flagstar Bancorp, Inc. | 2018 Proxy Statement	24

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis ("CD&A") describes our executive compensation program, philosophy and objectives. In this Proxy Statement, we have disclosed the compensation arrangements for our NEOs, which include our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Risk Officer and our Managing Director of Lending/Michigan Market President. The "Compensation Committee" or "Committee" mentioned in the discussion that follows refers to the Compensation Committee of the Board of Directors.

The CD&A includes the following key sections:

•	Compensation Process

•	Factors Affecting Compensation Decisions

•	Our Compensation Philosophy and Guiding Principles

•	Parties' Roles in the Compensation Process

•	Compensation Governance Leading Practices

•	2017 and 2018 Executive Compensation Decisions

•	Elements of 2017 and 2018 NEO Compensation

•	Tax and Accounting Implications

•	Compensation Committee Report

Compensation Process

Factors Affecting Compensation Decisions

Regulatory Environment. As a savings and loan holding company, our compensation practices are subject to regulation, examination and supervision by the Board of Governors of the Federal Reserve ("Federal Reserve"), the FDIC and the Office of the Comptroller of the Currency. In addition, we have certain limitations related to compensation practices under our Supervisory Agreement with the Federal Reserve. Regulatory oversight requires that we pay incentives that appropriately balance risk and reward, maintain effective controls and risk management related to our compensation practices and provide active and effective oversight, including oversight by our Board of Directors.

Advisory Votes on Compensation. As required by the Dodd-Frank Act, we provide our shareholders with the opportunity to cast an advisory vote on the compensation of our NEOs. At our 2017 annual meeting, our shareholders expressed their continued support of our executive compensation programs. Approximately 75 percent of our voting shareholders approved the non-binding advisory vote on the compensation of our NEOs for 2017. While we received broad support for our NEO compensation programs, demonstrated by the results of our shareholder vote, it is our intent to continue to broaden that support. We believe the NEO compensation programs utilized in 2017 ensure that pay is aligned to Company performance and are reflective of market competitiveness while incentivizing long-term retention of our NEOs and creation of shareholder value.

Controlled Company. We are considered a controlled company for NYSE purposes because MP Thrift beneficially owns 62.1 percent of our common stock. In accordance with the NYSE rules applicable to controlled companies, we are not required to, nor do we, maintain a compensation committee consisting entirely of independent directors. The Compensation Committee makes its decisions regarding NEO compensation following prevailing best practices. Equity awards are approved by our full Board.

Our Compensation Philosophy and Guiding Principles

Subject to regulatory limitations, the Committee's compensation decision making is guided by our compensation philosophy and its associated guiding principles. This philosophy is formed in the context of competitive and regulatory practices, and is reviewed and approved by the Committee on an annual basis.

Our compensation philosophy and guiding principles are based primarily on the following objectives:

•	Offer a competitive total compensation opportunity in order to attract, motivate and retain the talent needed to continue to strengthen and grow Flagstar.

•	Motivate our executives to achieve strategic goals, prudently and within acceptable risk tolerances, while driving financial performance and generating long term, sustainable shareholder value.

•	Ensure appropriate risk mitigation measures are integrated into compensation programs and practices.

•	Pay executives for performance tied to the Company’s financial results.

•	Align total compensation opportunity with shareholder interests.

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COMPENSATION DISCUSSION AND ANALYSIS

Parties’ Roles in the Compensation Process

Role of the Compensation Committee. The Compensation Committee meets regularly to evaluate our compensation policies, practices and program design in light of our strategic and financial objectives, performance outcomes, regulatory constraints and executive compensation practices to ensure the thoughtful design of our compensation programs. In 2017, the Committee met formally on seven occasions.

The Compensation Committee is responsible for the following items:

•
Establish key compensation principles within our executive compensation philosophy as well as the specific policies that govern executive compensation practices including recommending to the Board the components and structure of each element of executive compensation.

•	Review and approve criteria and objectives relevant to the compensation of the Chief Executive Officer.

•	Evaluate the performance of the Chief Executive Officer based on approved criteria and objectives.

•	Determine and recommend to the Board for its approval the compensation of the Chief Executive Officer based on evaluation.

•	Consider the perspectives of Chief Executive Officer on the performance and compensation recommendations for each NEO (other than the CEO).

•	Based on the evaluations, approve the compensation for each Executive Officer and recommend equity awards for the NEOs to the Board.

In determining compensation, the Committee considers Company performance against stated goals, individual performance against stated goals, changes in duties and responsibilities, prevailing economic conditions, comparable salary practices of companies within our peer group, the recommendation of the Chief Executive Officer (in the case of the NEOs other than the CEO), and any other factors the Committee deems relevant.

The Committee serves as the administrator of the Flagstar Bancorp, Inc. 2016 Stock Award and Incentive Plan ("2016 Stock Plan"). This includes providing advice and recommendations to the Board, as necessary or appropriate with respect to incentive compensation plans and equity-based plans. The Committee will also discuss, evaluate and review all such incentive compensation and any regulatory limitations imposed on such plans. The Committee's charter describes in detail the Compensation Committee's responsibilities and authority. Refer to the section titled Corporate Governance for further details regarding the role of the Compensation Committee.

Role of Management. Our management plays an important role in the executive compensation decision-making process. Management provides the Committee with data regarding our strategic objectives, past and future performance on prior strategic objectives in light of overall and industry specific business conditions, external industry trends and other relevant data. This data assists the Committee in approving policies and practices that align compensation outcomes with our performance and shareholder interests. From time to time, members of management also review our compensation practices with our regulators, and management shares those discussions with the Committee and the Board, as appropriate.

The Chief Executive Officer annually reviews the performance and pay level of each NEO and senior executive (other than himself), develops recommendations concerning the compensation of these individuals and presents these recommendations to the Committee. Our Finance and Human Resources management provide information, analysis and other support to the Chief Executive Officer and the Committee during these processes.

Role of Compensation Consultants. The Committee is authorized to obtain advice and assistance from legal, accounting, or other advisors at our expense without prior permission of management or the Board. Under the Committee's charter, the Committee has the sole authority to retain and terminate any consultant to be used to assist in the evaluation of executive officer compensation, or any other matter deemed necessary by the Committee, and to approve the consultant's fees.

Management also periodically retains compensation consultants to assist in formulating recommendations to the Committee. In 2017, management retained the services of a nationally recognized compensation consultant, Mercer LLC, to review and make recommendations for competitive compensation levels for key executives. In addition, Steven Hall and Partners was retained by the Compensation Committee to review and provide executive long term incentive recommendations for the Chief Executive Officer and Chief Operating Officer.

Role of the Chief Risk Officer. Company incentive compensation programs are reviewed each year to ensure that those programs align with our regulatory obligations related to safety and soundness, and that the programs do not encourage undue risk-taking. This review process includes collaboration with the business unit owners of each program, members of the finance department and members of the human resources compensation department. Upon completion of this review,

Flagstar Bancorp, Inc. | 2018 Proxy Statement	26

COMPENSATION DISCUSSION AND ANALYSIS

our Chief Risk Officer completes an independent risk assessment of the components within each program. Risks associated with each component are identified and mitigating factors are considered. The findings of this assessment are then presented to the Compensation Committee for review.

In addition to this process, the Incentive Plan Review Committee was created pursuant to the authority of the newly designed incentive plan policy, and is the governing body for the Bank with respect to oversight of incentive and commission plan design and use (including the risk that the design of these plans leads to inappropriate sales practices). Additional details regarding this enhancement can be found in the Risk Assessment section below.

Compensation Governance Leading Practices

What we do:

✓	We separate the roles of Chairman of the Board and Chief Executive Officer	✓	We require NEOs to annually represent that they are not hedging interests they have in Flagstar securities in accordance with our no-hedging policy
✓	We reward our NEOs for sustained increases in shareholder value by paying a substantial portion of their compensation in stock and other equity-based grants	✓	We mandate stock ownership guidelines that require NEOs to retain significant equity in the Company to align executives’ long-term interests with those of shareholders
✓	We tie a significant portion of short-term compensation to financial and operational performance	✓
We maintain a claw back policy for certain executive officers, which provides that, in the event of a financial restatement, the Board may require the return of incentive compensation that was paid based upon inaccurate financial metrics

✓	We pay reasonable relocation and temporary housing benefits
✓	We require that the Board approve any equity grants	✓	We engage independent compensation consultants
✓	We eliminate the need to pay commuting expenses for NEOs by encouraging them to live within daily commuting distance of headquarters	✓	We include "Double Trigger" change in control provisions applicable to equity grants under the 2016 Stock Plan
✓	We eliminate supplemental executive retirement plans (SERPs) or other nonqualified plans for executives	✓	We eliminate perquisites for former or retired executives.

What we don't do:

✗	We don't provide tax gross-up payments for executive perquisites other than relocation expenses.	✗	We don't allow re-pricing of any outstanding stock options without shareholder approval.
✗	We don't provide severance payments for "cause" terminations or voluntary resignations.	✗	We don't allow the pledging of Flagstar equity and prohibit trades of Flagstar securities in margin accounts.

2017 and 2018 Executive Compensation Decisions

In 2017, compensation arrangements for our NEOs remained focused on aligning our NEOs' interests with those of the Company and its shareholders, while maintaining market-competitive levels. Each executive participates in our annual incentive program tied to short-term performance. In addition, most of our NEOs also participate in a long-term incentive program, consisting of time-based and performance-based equity awards. Our Chief Executive Officer continued to be eligible to receive annual "bonus" shares tied to his individual performance against stated goals. This program remained in place until vesting of the Executive Long Term Incentive Program ("ExLTIP") in May 2017, at which time eligibility for bonus shares ceased.

To ensure that compensation levels for our key executives, including NEOs, are appropriate, we continue to benchmark total compensation levels against our peer group established in May 2017 in conjunction with our executive team, Mercer LLC and our Board of Directors. The peer group continues to include publicly traded companies with the same Global Industry Classification Standard code for regional banks and thrifts and mortgage companies.

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COMPENSATION DISCUSSION AND ANALYSIS

The following companies make up our peer group:

Associated Banc-Corporation	Hilltop Holdings, Inc.	UMB Financial Corporation
BankUnited, Inc.	HomeStreet, Inc.	Umpqua Holdings Corporation
BOK Financial Corporation	MB Financial, Inc.	Washington Federal, Inc.
Chemical Financial Corporation	Old National Bancorp	Webster Financial Corporation
Commerce Bancshares, Inc.	TCF Financial Corporation	Western Alliance Bancorp.
First Horizon National Corporation	Texas Capital Bancshares, Inc.	Wintrust Financial Corporation
First Midwest Bancorp, Inc.	Trustmark Corporation

When considering the pay practices of our peers, we target our NEOs’ total compensation opportunities near the 75th percentile overall, and we allocate a substantial portion of their pay opportunities to both performance-based and long term compensation.

Our competitive market includes financial services organizations (national, regional, and local) of a size and business focus similar to ours. Generally, we use the market median as a reference for competitive pay. We believe our mix of compensation helps us to retain key executives and to ensure that the interests of our leadership are aligned with those of our shareholders.

Elements of 2017 and 2018 NEO Compensation

All of our NEOs receive a base salary in addition to incentive-based compensation. In 2017, all of our NEOs participated in our annual incentive program and all NEOs, except our Chief Executive Officer, participated in our long-term incentive program. In late 2015, our Chief Executive Officer and our Chief Operating Officer became eligible for a performance-based long-term incentive program, awards of which vested on May 22, 2017, described below in Executive Long-Term Incentive Program.

Base Salary. We provide the NEOs with a base salary that is set within a competitive range of market practice to attract and retain top talent. Base salaries vary depending upon the executive’s role, performance, experience and contribution. It is the foundation from which incentives and other benefits are determined. The Compensation Committee reviews base salary annually and may adjust salaries based on changes in responsibilities, significant achievements or personal contributions against pre-set goals, and competitive market conditions.

During 2017, we engaged Mercer, LLC to complete a thorough analysis of competitive compensation levels for our NEOs. The analysis and findings resulted in no change in base salary for our Chief Executive Officer and Chief Operating Officer.

Mr. Ciroli joined the Company as Chief Financial Officer in 2014 with an initial base salary of $450,000. In May 2017, Mr. Ciroli’s salary was increased to $500,000 as a result of market competitiveness.

Mr. Figliuolo joined the Company in 2014 as Chief Risk Officer with an initial base salary of $300,000. Since joining, Mr. Figliuolo’s scope of responsibilities has expanded. In May 2017, Mr. Figliuolo’s base salary was increased to $425,000 as a result of market competitiveness and in recognition of his efforts in improving our regulatory standing.

Mr. Ottaway joined the Company in 2015 as Managing Director of Lending. His initial base salary of $340,000 was increased in February 2017 to $375,000 as a result of market competitiveness, his increased responsibilities as Michigan Market President and in recognition of his efforts in growing our Community Banking line of business.

Annual Incentive Program. The AIP is a performance-based, annual short-term incentive program that is payable in cash. The program is designed to motivate and reward executives for achieving or exceeding annual financial, strategic and operational goals that ultimately support sustained long-term profitable growth and shareholder value creation. Financial metrics reflect company performance on key measures, adjusted for business unit and individual performance, including risk management. The performance metrics under the 2017 AIP include: (1) net income goals, weighted at 60 percent, and (2) quality goals, as measured by asset quality, risk management and liquidity targets, weighted at 40 percent. The two metrics are measured independently of one another.

Net income and quality goals for the AIP are established based upon a financial and operational plan that management develops annually for Board approval. The Board approves the plan when it is satisfied that the plan is reasonably designed to enhance shareholder value. By utilizing the goals developed in this plan, the Board believes it is better able to

Flagstar Bancorp, Inc. | 2018 Proxy Statement	28

COMPENSATION DISCUSSION AND ANALYSIS

hold management accountable to those goals. Payouts are not made under the AIP unless performance thresholds are met or exceeded.

The AIP provides for a target bonus opportunity, set as a percentage of base salary, as follows: Mr. DiNello at 150 percent, Mr. Smith at 125 percent, Mr. Ciroli at 100 percent, Mr. Figliuolo at 71 percent and Mr. Ottaway at 50 percent. The following table provides information regarding AIP payout potential:

Potential Payout Opportunity under AIP			Threshold	Target	Maximum
Net Income Component (1)(2)	60% of Award		50%	100%	150%
Quality Component (1)(2)	40% of Award	Asset Quality	50%	100%	150%
		Liquidity	50%	100%	150%
		Management	50%	100%	150%

(1)	Final award percentages interpolated on a linear basis based on actual level of performance between threshold and target, and target and maximum.

(2)
Mr. Ottaway's AIP design also includes a line of business operating income component, with weightings as follows: 40 percent Net Income, 30 percent Quality and 30 percent Line of Business Operating Income.

"Bonus Shares" and Long Term Incentive Program for Senior Executive Officers ("LTIP"). Annual restricted stock grants are designed to motivate and reward the SEO for delivering long-term sustained performance aligned with shareholder interests. The Committee believes that long-term restricted stock aligns compensation with shareholder interests because the SEO would receive a benefit if the stock price increases and would also share with shareholders in the loss of value if the stock price decreases.

As reflected in his May 2013 employment agreement, our Chief Executive Officer has received restricted stock in the form of "bonus" shares. These "bonus" shares are issued following the end of each calendar year, based on his individual performance against pre-established goals. With the vesting of ExLTIP in May 2017, no “bonus” shares were issued in January 2018.

With the exception of Mr. DiNello, all of our NEOs participated in the LTIP for 2017. These officers all received grants of restricted stock units, earned over three years consisting of 55 percent performance-based restricted stock units and 45 percent time-based restricted stock units. The time-based restricted stock units will vest in three increments: 25 percent on the first and second anniversaries of the grant date, and 50 percent on the third anniversary of the grant date. For SEOs, the time-based vesting is also dependent upon the Bank achieving a Tier 1 leverage ratio at or above a well-capitalized level for regulatory purposes.

The performance-based units were awarded subject to an earnings per share goal for the seven-quarter performance period, second quarter 2017 through fourth quarter 2018. The earnings per share goal for the LTIP is established by the Board at a level the Board believes enhances shareholder value.

Based on the achievement of earnings per share against the pre-determined payout scale, participants have the ability to earn an award of up to 150 percent. Any performance-based restricted stock units that are earned will vest one year following the conclusion of the seven-quarter performance period. Based on actual results during the 2015 - 2016 performance period, the performance portion of the 2015 LTIP awards vested at 110 percent on December 31, 2017.

In 2017, target awards under the LTIP were based upon a percent of base salary: 70 percent for Mr. Smith, and 50 percent for Messrs. Ciroli, Figliuolo and Ottaway. Payouts of the performance-based restricted stock units will not be made unless the threshold performance is achieved, as provided in the following table:

Payout Opportunity under LTIP	Threshold	Maximum
Achievement of Earnings Per Share (1)	80% of Target	140% of Target

(1)
Each percent of earnings per share goal achieved serves as a threshold, with no interpolation of awards between points. Each threshold must be achieved in order to earn any additional portion of the award.

It is anticipated that LTIP awards will be granted in 2018 at equal or greater award level targets, with the exception of the Chief Operating Officer and the continued exception of the Chief Executive Officer, due to the creation of the 2018 Long Term Incentive Program, which is discussed in more detail below.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Long-Term Incentive Program ("ExLTIP"). In 2015, the Company created a compensation program solely for the Chief Executive Officer and the Chief Operating Officer, which was designed to reward them in the event that Flagstar achieved and sustained extraordinary market performance. The ExLTIP was included in the May 2013 employment agreements for Messrs. DiNello and Smith, but the form of the program remained under review. The ExLTIP awards were made in the form of restricted stock units under and subject to the terms of the 2016 Stock Award and Incentive Plan. Mr. DiNello was awarded 642,857 restricted stock units and Mr. Smith was awarded 264,884 restricted stock units under the ExLTIP. On May 22, 2017, the performance hurdle was achieved, the quality review passed for ExLTIP and the awards vested.

The payout of ExLTIP is to be made in five installments, each of which is subject to a quality review. Since the awards vested with the achievement of the performance hurdle and a satisfactory quality review, the first installment was paid out in May 2017. The remaining four installments will be made annually on the anniversary of the vesting date. The quality review will measure Flagstar’s performance relative to Flagstar’s peer group with respect to two metrics, asset quality and liquidity, as described more fully in the award agreements. If the measures under the quality review are not met, 25 percent of the amount of restricted stock units that would have paid out on that date will be forfeited by the executive and another 25 percent will be held back until the next following payout date, as described more fully in the award agreements. Payouts made under the restricted stock unit awards will be in Company stock, so that Mr. DiNello’s and Mr. Smith’s compensation remains linked to ongoing shareholder value creation.

2018 Long Term Incentive Program (“2018 LTIP”). With the achievement of the performance-based ExLTIP, the Company implemented a new program in 2018, consisting of equity awards for the Chief Executive Officer and the Chief Operating Officer. The program, a successor to the ExLTIP initiated in 2015, provides equity incentives that will reward the executives for completing the long term process of restoring the Company’s banking business and financial strength from the severely troubled conditions that existed when these two individuals started their roles.

The 2018 LTIP is made up of three award components:

•	Performance RSUs: Restricted stock units tied to volume weighted average price of stock, similar to the performance shares granted under the ExLTIP in 2015.

•	Time-Based RSUs: Restricted stock units for which vesting is based on service over a four year period.

•	Flagstar LTIP RSUs: Performance and time vested restricted stock units which have the same terms as those granted to senior executive officers and others under the existing LTIP.

The following table provides awards granted in 2018, all granted under our shareholder approved 2016 Stock Award and Incentive Plan:

	Grants in 2018
Alessandro P. DiNello	Performance RSUs	227,273
	Time-Based RSUs	136,364
	Flagstar LTIP RSUs	22,727
Lee M. Smith	Performance RSUs	113,636
	Time-Based RSUs	68,182
	Flagstar LTIP RSUs	11,364

The Performance RSUs awarded under the 2018 LTIP are similar to the performance RSUs granted under the ExLTIP. The performance goal for the new awards requires growth in our share price, in addition to service-based vesting. Half of the Performance RSUs will be earned if our share price, measured by volume weighted average price ("VWAP") over a 90-day period, is $40 or higher, and half of the Performance RSUs will be earned if a 90-day VWAP of $44 or higher is achieved. Vesting also requires service through the fourth anniversary of the grant date. In addition, following Performance RSUs being earned under either performance goal, half of the earned Performance RSUs are subject to forfeit if on one of the four anniversaries of the grant date the applicable performance goal is not met. Once the applicable performance goal is met, the Performance RSUs are eligible for accelerated vesting upon death, disability or a Change in Control, but not retirement.

The Time-Based RSUs awarded under 2018 LTIP are restricted stock units for which vesting is based on service where 25 percent of the award vests on the last day of the year of grant and the last day of each of the subsequent three years.

Flagstar LTIP RSUs vest in accordance with the terms laid out in the section above called "Bonus Shares" and Long Term Incentive Program for Senior Executive Officers ("LTIP").

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COMPENSATION DISCUSSION AND ANALYSIS

The Time-Based RSUs and Flagstar LTIP RSUs vest in full upon a termination due to death or disability (at target levels in the case of Performance RSUs for which the performance period is not yet completed). In the case of retirement, for which Mr. DiNello is eligible, only the pro rata portion of the Time-Based RSUs or Flagstar LTIP Time-Based RSUs, based on service through the retirement date, would become vested (and based on the actual level of performance achieved, in the case of Performance RSUs); however, service as a director following the end of employment will count toward vesting.

The 2018 LTIP includes terms intended to discourage undue risk-taking. The awards use performance goals that differ from those used in our annual incentives, so that together our annual and long-term programs create a blend of incentives for pursuing profitability and growth balanced with maintaining the Company’s soundness and managing risk. Lengthy vesting periods for earning the new equity awards also focus our executives on long-term and sustainable results. Also, portions of the awards are forfeitable if asset quality and liquidity standards are not met (as noted above) or if the Company does not remain well-capitalized.

Rationale for 2018 LTIP. The Compensation Committee approved 2018 LTIP to encourage our two most senior executives to continue their service with the Company, to appropriately reward them for the outstanding success achieved in restoring the Company to financial soundness and business success, and to incentivize them to remain in service and continue execution of the long-term process for restoring Flagstar as a pre-eminent banking institution. The program design and implementation also were shaped by the understanding between the Company and these executives as to our intended compensation program, and historic circumstances that have in some instances delayed implementation of the long-term portion of the program.

The Company appointed Mr. DiNello as Chief Executive Officer and Mr. Smith as Chief Operating Officer in May 2013. At that time, the Company faced enormous challenges, as a result of the housing-led recession of 2007. The Company’s stock price fell precipitously from its all-time high in 2004, by more than 99 percent. The Bank suffered losses during the period 2008-2014, which resulted in the Company raising capital, including $1.6 billion in investments from MP Thrift Investments L.P., the U.S. Treasury Department’s Troubled Asset Relief Program (TARP) and public offerings. We were faced with the need to negotiate settlements of several litigation claims against us arising out of our mortgage operation.

Upon appointing the Chief Executive Officer and Chief Operating Officer, the Company was not in a position initially to provide long-term equity compensation due to regulatory constraints. However, the Committee determined at that time that the recovery of our stock price would be the best measure of the success of our senior management. Significant stock price growth could be achieved only if the Chief Executive Officer and Chief Operating Officer built an effective management team, resolved litigation, as well as other significant threats to the Company, restored the financial soundness of the Bank and achieved consistent operating profitability.

Early in the tenure of the Chief Executive Officer and Chief Operating Officer, the Committee informally agreed that the executives should receive substantial rewards if the stock price could grow from approximately $14 to $28. The per share stock price was less than $14 at market close on May 14, 2013, the day before the Chief Executive Officer and Chief Operating Officer were appointed to those positions.

In October 2015, we were able to make the informally agreed upon equity awards to the executives when they were appointed to the Chief Executive Officer and Chief Operating Officer roles in 2013. The October 2015 grants under the ExLTIP were subject to shareholder approval of the 2016 Stock Award and Incentive Plan, which occurred at our Annual Meeting of Shareholders in May 2016.

In May 2017, a sustained share price of $28 was achieved, meeting the performance hurdle under the ExLTIP. Shortly thereafter, the Committee commenced discussions with the Chief Executive Officer as to the design of an appropriate equity award. The Committee considered the new program at multiple meetings over a period of approximately 6 months, working with independent compensation consultants. The Committee conferred with Steven Hall & Partners, an independent executive compensation consulting firm, on the financial impact, tax aspects and pay positioning aspects of the proposal. A key focus of the Committee was setting award terms that would promote long-term service of Mr. DiNello, whose age and years of service qualify him for retirement.

While this deliberative process assisted the Committee in understanding the proposal in detail and refining it significantly, from May 2017 through January 2018 our stock price moved from the $28 range to nearly $39. The Committee has remained committed to its concept of providing rewards to the senior executives based on improving share price and providing good returns to shareholders, and has sought to grant awards at levels that do not disadvantage the executives due to the fact that our stock price has risen while the program was being designed and implemented - an apparent recognition by the stock market of the success of the Company, which the Chief Executive Officer and Chief Operating Officer have done so much to achieve.

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COMPENSATION DISCUSSION AND ANALYSIS

In this regard, the Committee believes that our long-term equity incentives for the Chief Executive Officer and the Chief Operating Officer have been and will continue to be appropriate vehicles for providing awards that are well-aligned with the substantial value delivered to shareholders. The following chart shows that, in the one-year, two-year, three-year, and four-year periods ending December 31, 2017, the total returns to our shareholders have ranged from the 90th to the 100th percentile. Since Mr. DiNello became Chief Executive Officer and Mr. Smith became Chief Operating Officer on May 15, 2013, through December 31, 2017, our total shareholder return was 25 percent annualized, second to only one of our 20 peer companies. The Committee considered the annualized value of the long-term incentive program (alone and together with other compensation elements) in comparison to compensation paid by our peer companies, and recognized that the competitive positioning of compensation under our program is at the top end of the peer group. The Committee believes this result is acceptable, in the context of a program designed to strongly incentivize delivery of value to our shareholders.

	Total Return to Shareholders as of 12/31/17
	One Year	Two Year	Three Year	Four Year (1)
Average (20 Peer Companies)	1.4%	19.7%	13.8%	9.3%
25th Percentile	(4.8)%	15.5%	9.1%	5.5%
Median	0.7%	18.7%	12.9%	9.0%
75th Percentile	10.8%	24.3%	18.5%	14.0%

Flagstar Bancorp, Inc.	38.9%	27.2%	33.5%	17.5%
Rank	1 of 21	3 of 21	1 of 21	2 of 21
Percentile	100th	90th	100th	95th

(1)	The Company entered into employment agreements with Messrs. DiNello and Smith on May 15, 2013.

Supplemental Retirement Pension. Flagstar does not provide any supplemental pension benefits.

Perquisites. In 2017, we provided perquisites that the Compensation Committee believes to be reasonable and consistent with our compensation program to the NEOs. The Compensation Committee believes that these perquisites enabled us to recruit and retain these NEOs. These perquisites primarily include club memberships and automobile allowances.

Severance and Change in Control Benefits. In January 2017, the Company adopted a new severance program for non-SEO employees. Our NEOs may be entitled to certain severance and change in control benefits. For additional information, see Executive Compensation - Potential Payments upon Termination or Change in Control.

Retirement Benefits. This benefit is designed to provide income to employees following retirement. All employees, including all NEOs, are eligible to participate in our 401(k) plan. Effective January 1, 2017, the 401(k) match increased to 50 percent of the first five percent of each eligible employee’s contribution. In June 2017 the Company implemented a new Roth option for retirement benefits effective in July 2017. Effective January 1, 2018, the match for the 401(k) increased to 50 percent of the first six percent of each eligible employee’s contribution.

Employee Stock Purchase Program. The Company proposed and received shareholder approval of the Employee Stock Purchase Plan ("ESPP") in May 2017. The ESPP was established to encourage employees of the Company to promote the best interests of the Company and to align the interests of employees with the Company's shareholders by permitting eligible employees to purchase shares of the Company's common stock at a reduced rate of 15 percent through payroll deductions. All employees, including NEOs, are eligible to participate in the Employee Stock Purchase Program.

Health and Welfare Benefits. These benefits are intended to protect against catastrophic expense and includes medical, dental, vision, disability and life insurance. All NEOs are eligible to participate in our health and welfare benefits plan that is available to all employees. In addition, our CEO was provided with supplemental life and supplemental short term disability coverage. Our COO was provided with supplemental short term disability coverage.

Risk Assessment

The Compensation Committee is responsible for reviewing and overseeing all Company incentive compensation programs. To assist the Committee in assessing risk related to incentive compensation, our Chief Risk Officer completed an independent risk assessment of the components within each program, identifying risks associated with each component and considering mitigating factors. The findings of this assessment were then presented to the Compensation Committee for review. We do not believe that our compensation policies and practices encourage undue risk-taking, or

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COMPENSATION DISCUSSION AND ANALYSIS

give rise to risks that are reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, we considered the following factors:

•	Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.

•
The variable (cash incentive and equity incentive) portions of compensation are designed to reward both annual performance under the AIP and longer-term performance under the LTIP and the 2018 LTIP. We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our long-term best interests.

•
The great majority of our executive management’s incentive compensation is based on the performance of the Company as a whole. This is designed to mitigate any incentive to pursue strategies that might maximize the performance of a single business unit to the detriment of our Company as a whole.

•
Our senior executives are expected to maintain ownership of a significant amount of our stock, described below in Stock Ownership Guidelines. We believe such ownership incentivizes our executives to consider the long-term interests of our Company and our shareholders, and discourages excessive risk-taking that could negatively impact our stock price and our Company.

•	We maintain a policy, described below in Compensation Claw Back Policy, under which the Board may require executive officers to return incentive compensation under certain circumstances.

As an enhancement to this process, the Incentive Plan Review Committee was created pursuant to the authority of the newly adopted incentive plan policy, and is the governing body for the Bank with respect to oversight of incentive and commission plan design and use, including the risk that the design of these plans leads to inappropriate sales practices. Based on the significant expense of incentive and commission plans, the goal continues to be to ensure a comprehensive evaluation of our incentive plans based on the following:

•	Balance between risks and results, to promote behaviors consistent with our strategic plan.

•	Processes and controls that reinforce balance.

•	Effective corporate governance, with an enhanced focus on the potential for inappropriate sales practices.

Compensation Claw Back Policy

Under the Company's claw back policy, we may recoup incentive compensation paid to an executive officer in the event an accounting restatement occurs as a result of material non-compliance under any financial reporting requirements. If the restated results would have afforded a lower incentive payout, the Board may, in its discretion, seek reimbursement of the difference for the three-year period preceding the restated period. Recoupment can include cancellation of unvested equity awards.

Tax and Accounting Implications

The Committee considers financial reporting and income tax consequences when it analyzes the overall level and mix of compensation among individual pay elements. The Committee seeks to balance its objective of ensuring an effective compensation package for the NEOs, regulatory limitations, and the desire to maximize the corporate deductibility of compensation, while at the same time focusing on ensuring an appropriate and clearly articulated relationship with reported earnings and other closely followed financial measures.

We believe that the potential cost of lost tax deductions are justifiable in order for us to effectively motivate and retain key executives and remain competitive with peer financial institutions. For that reason, the Committee and the Board have approved compensation programs for 2017 that are tied to performance that do not allow for the full tax deduction under Section 162(m).

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COMPENSATION COMMITTEE REPORT

The Compensation Committee, pursuant to its charter, is responsible for reviewing and overseeing the compensation and benefits structure applicable to our NEOs, as well as our employees generally. The Committee regularly conducts a broad review of the current compensation program to ensure that it does not subject us to unnecessary or excessive risk or encourage employees to manipulate our earnings, and periodically seeks the assessment of the Chief Risk Officer in that regard.

Following our established Risk Review Process, our Chief Risk Officer met with management and the Compensation Committee regarding whether the compensation programs for 2017 are properly structured so as to deter undue risk taking among the NEOs and the business unit managers that report to them. The Compensation Committee reviewed and approved the Chief Risk Officer’s reports related to review of the Company’s incentive and other compensation programs.

The Compensation Committee also determined that, based upon the analysis by our Chief Risk Officer, the overall level of incentive compensation that we award is not excessive as compared to incentive compensation awarded to employees of comparable institutions in our selected peer group.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission for the year ended December 31, 2017.

THE COMPENSATION COMMITTEE

Peter Schoels, Chairman
John D. Lewis
James A. Ovenden

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EXECUTIVE COMPENSATION

2017 Compensation Breakdown
Summary Compensation Table

Name and Principal Position(s)	Year	Salary	Bonus	Stock Awards (1)(2)(3)(4)	Non-Equity Incentive Plan (5)	All Other Compensation	Total
Alessandro P. DiNello President and Chief Executive Officer
	2017	$1,000,000	$—	$—	$1,305,500	$82,043	$2,387,543
	2016	1,000,000	—	900,000	1,258,000	287,766	3,445,766
	2015	1,552,500	—	11,226,400	—	239,526	13,018,426
Lee M. Smith Executive Vice President and Chief Operating Officer
	2017	750,000	—	525,000	776,700	37,804	2,089,504
	2016	750,000	—	675,000	660,000	31,420	2,116,420
	2015	826,923	—	4,903,500	611,320	21,913	6,363,656
James K. Ciroli Executive Vice President and Chief Financial Officer
	2017	480,577	—	225,000	400,000	12,409	1,117,986
	2016	450,000	—	200,000	283,000	9,198	942,198
	2015	467,308	—	225,000	311,490	35,695	1,039,493
Stephen V. Figliuolo Executive Vice President and Chief Risk Officer
	2017	415,293	—	200,000	270,000	9,728	895,021
	2016	396,165	—	200,000	252,000	5,652	853,817
	2015	375,000	—	187,500	259,575	4,167	826,242
Andrew Ottaway Executive Vice President, Managing Director of Lending and Michigan Market President
	2017	371,634	—	187,500	185,000	20,186	764,320
	2016	340,000	100,000	136,000	178,000	18,099	772,099
	2015	39,231	75,000	400,000	—	—	514,231

(1)
For Mr. DiNello, stock awards include "bonus" shares with an economic value of $900,000, which were awarded in 2017 for 2016 performance. The award vested 50 percent immediately upon grant, and the remaining 50 percent will vest on the one year anniversary of the grant date. For Mr. Smith, stock awards include a discretionary award of "bonus" shares with an economic value of $150,000, which were awarded in 2017 for 2016 performance. The award vested 50 percent immediately upon grant, and the remaining 50 percent will vest on the one year anniversary of the grant date.

(2)
For Messrs. Ciroli, Smith, Figliuolo and Ottaway, stock awards include equity grants made under the LTIP in May 2017, which vest over the next three years based on continued employment and achievement of certain corporate performance factors.

(3)
The value of the stock awards is based on the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. See Notes 1 and 18 to the Company's audited consolidated financial statements for the year ended December 31, 2017 included in Form 10-K filed with the SEC on March 12, 2018 for a discussion of the relevant assumptions used in calculating these amounts.

(4)
If the highest level of performance conditions with respect to the performance-based restricted stock units granted in 2017 had been satisfied, then the value of all restricted stock units granted in 2017, determined as of the grant date, would have been as follows: Mr. Smith - $669,368, Mr. Ciroli - $286,895, Mr. Figliuolo - $254,987, and Mr. Ottaway - $239,062.

(5)
All earnings listed as "Non-Equity Incentive Plan Compensation" are payments tied to the Annual Incentive Program (AIP) as detailed in the "Elements of 2017 and 2018 NEO Compensation" section above. AIP payments were earned for performance in 2017 and are payable in the first quarter of 2018, per program stipulations.

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COMPENSATION DISCUSSION AND ANALYSIS

All Other 2017 Compensation

Name	Perquisites and Other Personal Benefits (1)	Company Contributions to 401(k) Plan	Life Insurance Premiums (2)	All Other Compensation
Alessandro P. DiNello	$71,729	$6,750	$3,564	$82,043
Lee M. Smith	37,264	—	540	37,804
James K. Ciroli	4,417	6,750	1,242	12,409
Stephen V. Figliuolo	—	6,750	2,978	9,728
Andrew Ottaway	12,636	6,750	800	20,186

(1)
Perquisites include automobile allowances, communication allowances and social dues. The amount reflected for Mr. DiNello includes a car allowance of $8,400 and club dues of $62,369, for Mr. Smith the amount includes a car benefit of $14,250 and club dues of $23,014, and for Mr. Ottaway the amount includes club dues of $11,675.

(2)	Includes group life insurance premiums.

CEO Pay Ratio

We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value. We are committed to internal pay equity, our pay for performance philosophy, and a competitive pay structure.

The annual total compensation for fiscal year 2017 for our CEO was $2,387,543, and for the median employee was $66,724, in each case calculated using the same methodology as used for our NEOs in the Summary Compensation Table. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2017 is 35.8 to 1.

The determination of the median employee included all active employees as of December 31, 2017, which excludes employees who were terminated during 2017. As of December 31, 2017, we directly employed 3,550 employees. For purposes of this determination, we included all compensation paid during 2017, including cash compensation and non-cash taxable compensation (including taxable value of vested stock). Non-taxable items were excluded from this determination (including any unvested stock).

Grants of Plan-Based Awards

The table below sets forth information concerning grants of plan-based awards made to each NEO in 2017.

		Estimated Possible or Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible or Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of All Other Units	Grant Date Fair Value of Stock Awards (3)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alessandro P. DiNello	01/01/17	$750,000	$1,500,000	$2,250,000
Lee M. Smith	01/01/17	$468,750	$937,500	$1,406,250
	05/23/17							8,130	$236,258
	05/23/17				4,968	9,936	14,904		$288,740
James K. Ciroli	01/01/17	$250,000	$500,000	$750,000
	05/23/17							3,484	$101,245
	05/23/17				2,130	4,259	6,389		$123,767
Stephen V. Figliuolo	01/01/17	$150,875	$301,750	$452,625
	05/23/17							3,097	$89,999
	05/23/17				1,893	3,785	5,678		$109,992
Andrew Ottaway	01/01/17	$93,750	$187,500	$281,250
	05/23/17							2,903	$84,361
	05/23/17				1,775	3,549	5,324		$103,134

(1)
The amounts reported in these rows represent the possible threshold, target and maximum awards that could have been earned by each NEO for the annual cash incentive award under the AIP. The actual amount earned by each NEO for fiscal 2017 is reported in the Summary Compensation Table. For details regarding how these amounts are determined, see the Annual Incentive Program portion of the "Elements of 2017 and 2018 NEO Compensation" section above.

(2)
The amounts reported in these rows represent the possible threshold, target and maximum shares that can be earned by each NEO for performance-based RSUs as detailed in the Executive Long-Term Incentive Program portion of the "Elements of 2017 and 2018 NEO Compensation" section above.

(3)
The value of these awards is based on the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. See the Company’s audited consolidated financial statements for the year ended December 31, 2017 included in Form 10-K filed with the SEC on March 12, 2018 for a discussion of the relevant assumptions used in calculating these amounts.

(4)
Represents time-based portion of the LTIP awards made on May 23, 2017 in accordance with the program as detailed in the Executive Long-Term Incentive Program portion of the "Elements of 2017 and 2018 NEO Compensation" section above.

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COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding option awards and unvested stock awards held by each of our NEOs, if applicable, at December 31, 2017.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares
Name
Alessandro P. DiNello	17,176	$642,726			(2)
	514,286	$19,244,582			(3)
Lee M. Smith	2,863	$107,133			(2)
	34,759	$1,300,682	9,936	$371,805	(4)
	211,907	$7,929,560			(3)
James K. Ciroli	13,967	$522,645	4,259	$159,372	(4)
Stephen V. Figliuolo	13,072	$489,154	3,785	$141,635	(4)
Andrew Ottaway	17,900	$669,818	3,549	$132,804	(4)

(1)	The market value is calculated using our closing stock price on December 29, 2017, of $37.42, except as otherwise noted

(2)	Represents "bonus" shares granted on January 18, 2017, which vested on January 18. 2018.

(3)
Represents unvested portion of RSUs which were granted under the ExLTIP on October 20, 2015. These awards will vest in annual installments over the next 4 years. Market value of the ExLTIP awards cannot be readily ascertained, given that there is no threshold performance level for the program and that payouts, if any, would vary based upon stock price at the time of the annual installments. Grant date fair value is therefore utilized as a proxy for market value, as it takes into account the probability of a payout as well as potential fluctuations in the stock price over the life of the payouts. Grant date fair value of these awards is calculated in accordance with FASB ASC Topic 718. See the Company's audited consolidated financial statements for the year ended December 31, 2017 included in Form 10-K filed with the SEC on March 12, 2018 for a discussion of the relevant assumptions used in calculating these amounts.

(4)
Represents RSUs granted on May 23, 2017, of which 55 percent vests after three years, subject to the achievement of certain performance factors. The remaining 45 percent vests in three installments: (a) 25 percent on the first anniversary of the grant date, (b) 25 percent on the second anniversary of the grant date, and (c) the remaining 50 percent on the third anniversary of the grant date.

Stock Vested

The following table provides information regarding the vesting of stock awards for each of our NEOs during 2017.

	Stock Awards
Name	Number of Shares Acquired On Vesting	Value Realized On Vesting	Share Price used in Value Realized	Date of Share Price used in Value Realized
Alessandro P. DiNello	17,175	$449,985	$26.20	1/18/2017	(1)
	15,432	$437,497	$28.35	2/17/2017	(2)
	128,571	$3,713,130	$28.88	5/22/2017	(1)
Lee M. Smith	2,862	$74,984	$26.20	1/18/2017	(1)
	3,555	$99,149	$27.89	4/6/2017	(2)
	52,977	$1,529,976	$28.88	5/22/2017	(1)
	2,474	$71,301	$28.82	5/24/2017	(1)
	23,460	$881,392	$37.57	12/29/2017	(2)
James K. Ciroli	1,524	$42,504	$27.89	4/6/2017	(2)
	943	$27,177	$28.82	5/24/2017	(1)
	10,054	$377,729	$37.57	12/29/2017	(2)
Stephen V. Figliuolo	1,270	$35,420	$27.89	4/6/2017	(2)
	943	$27,177	$28.82	5/24/2017	(1)
	8,379	$314,799	$37.57	12/29/2017	(2)
Andrew Ottaway	641	$18,474	$28.82	5/24/2017	(1)
	3,314	$121,591	$36.69	11/22/17	(2)

(1)	Closing stock price

(2)	Average of the high and low trading price

Flagstar Bancorp, Inc. | 2018 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

Employment Agreements

Alessandro P. DiNello. Mr. DiNello joined the Company in 1979 and, since that time, served in a variety of senior management roles. On May 15, 2013, the Company entered into an agreement for Mr. DiNello to serve as President and Chief Executive Officer. Mr. DiNello’s compensation was governed by the terms of that employment agreement until it was amended on October 22, 2015.

Mr. DiNello’s original employment agreement provided for an annual base salary of $895,000 and a share salary of $600,000 for the initial term. Mr. DiNello’s base salary and share salary were subject to the Board’s annual review.

In addition, after the end of each calendar year, Mr. DiNello is entitled to an additional number of "bonus" restricted shares of the Company's common stock having a fair market value of $600,000, subject to increase or decrease at the discretion of the Board. Any such restricted shares vest in accordance with the Board’s evaluation of Mr. DiNello’s performance against his individual goals for the prior fiscal year, except that these restricted shares would become vested in full upon Mr. DiNello’s termination from employment for any reason.

Mr. DiNello’s employment agreement was amended effective October 22, 2015, in an effort to implement a post-TARP compensation structure that better aligned his compensation with company performance and market-competitive pay. Under the amended employment agreement, effective January 1, 2016, Mr. DiNello’s annual base salary was adjusted to $1,000,000. The Company curtailed the payment of Mr. DiNello’s share salary at the end of 2015, and commencing with the Company’s 2016 fiscal year, Mr. DiNello became eligible to receive annual incentive awards with a target level of 100 percent of his base salary based upon performance targets for the Company. In May 2017, Mr. DiNello’s annual incentive target level was increased to 150 percent of base salary. The annual award is payable in accordance with the terms and conditions of the Company's annual incentive program.

The amended agreement also provided that Mr. DiNello was eligible to participate in the ExLTIP, subject to the terms of his award letter of October 22, 2015. On that date, Mr. DiNello received a one-time ExLTIP award of 642,857 restricted stock units. On May 22, 2017, the awards under ExLTIP vested following the achievement of the performance hurdle and satisfactory quality review. Mr. DiNello received an additional award under the 2018 LTIP in March 2018. Upon the vesting of 2018 LTIP, Mr. DiNello will become eligible to receive an annual long-term equity based award in accordance with the Company’s long-term incentive program. The structure and the rationale for the creation of the ExLTIP and 2018 LTIP are discussed above, in Compensation Discussion and Analysis - 2017 and 2018 Executive Compensation Decisions - Elements of 2017 and 2018 NEO Compensation - Executive Long-Term Incentive Program.

Unchanged by the 2015 amendment, Mr. DiNello remains entitled to reimbursement of all reasonable and appropriate business expenses and such fringe and other benefits and perquisites as are regularly and generally provided to other senior executives. In addition, the agreement also provided Mr. DiNello the right to receive relocation assistance not to exceed $100,000, a monthly car allowance, company-paid supplemental life insurance and short- and long-term disability insurance.

Mr. DiNello’s employment agreement includes provisions regarding non-competition and non-solicitation. Mr. DiNello has agreed that during his employment and for a period of one year following termination, he shall not be employed by, perform any services for, or hold any ownership interest in any business or entity that is engaged in the Company’s lines of business, in any state where the Company is doing business. Also, during both his term of employment, and for one year following his termination for any reason, Mr. DiNello has agreed not to: (1) hire, engage, or solicit to hire for employment any individuals actively employed by the Company; or (2) solicit the business of any entity within the United States who is known to be a customer of the Company.

Lee M. Smith. On May 15, 2013, the Company entered into an agreement for Mr. Smith to serve as Chief Operating Officer. Mr. Smith’s compensation was governed by the terms of that employment agreement until it was amended on March 2, 2015, and again on October 22, 2015.

Mr. Smith’s original employment agreement provided for an annual base salary of $700,000 and a share salary of $300,000 for the initial term, all of which was subject to the Board’s annual review. In addition, after the end of each calendar year, Mr. Smith was entitled to an additional number of "bonus" restricted shares of the Company's common stock having a fair market value of $300,000, subject to increase or decrease at the discretion of the Board. Any such restricted shares vested in accordance with the Board’s evaluation of Mr. Smith’s performance against his individual goals for the prior fiscal year, except that these restricted shares would become vested in full upon Mr. Smith’s termination from employment for any reason.

Flagstar Bancorp, Inc. | 2018 Proxy Statement	38

COMPENSATION DISCUSSION AND ANALYSIS

Under the agreement as amended March 2, 2015, Mr. Smith was immediately entitled to an increased annual base salary of $750,000. Mr. Smith also became eligible to receive an annual incentive award with a target level of 70 percent of his base salary based upon performance targets for the Company. In May 2017, Mr. Smith’s annual incentive target level was increased to 125 percent of base salary. Additionally, the amended agreement provided that Mr. Smith was eligible to receive an annual long-term equity-based award with a target level of 70 percent of his base salary. To that end, Mr. Smith was awarded 18,066 restricted stock units on May 23, 2017.

The annual and long-term incentive awards will be payable in accordance with the terms and conditions of the Company's annual incentive program(s) and long-term incentive programs, and award agreements evidencing long-term incentive awards. These annual and long-term incentive opportunities replaced the share salary and "bonus" shares provided for in his original agreement. All other provisions of Mr. Smith’s original employment agreement remained unchanged.

Mr. Smith’s employment agreement was amended for a second time effective October 22, 2015. The purpose of this amendment was to include the terms of the one-time long-term incentive award granted under the ExLTIP, which was awarded on October 22, 2015, subject to the terms of his award letter of that date. Under the ExLTIP Award Agreement, Mr. Smith received 264,884 restricted stock units. On May 22, 2017, the awards under ExLTIP vested following the achievement of the performance hurdle and satisfactory quality review. Mr. Smith received an additional award under the 2018 LTIP in March 2018. The structure and the rationale for the creation of the ExLTIP and 2018 LTIP are discussed above, in Compensation Discussion and Analysis - 2017 and 2018 Executive Compensation Decisions - Elements of 2017 and 2018 NEO Compensation - Executive Long-Term Incentive Program. Mr. Smith remains eligible for awards under the Company’s long-term incentive program at a target of 70 percent of his base salary.

All other provisions of Mr. Smith’s original employment agreement and amendment of March 2, 2015, remain unchanged. Mr. Smith continues to be entitled to reimbursement of all reasonable and appropriate business expenses and such fringe and other benefits and perquisites as are regularly and generally provided to other senior executives. In addition, the agreement also provides Mr. Smith the right to receive relocation assistance not to exceed $100,000, a monthly car allowance, company-paid supplemental life insurance (which Mr. Smith waived) and short- and long-term disability insurance.

Mr. Smith’s employment agreement includes provisions regarding non-competition and non-solicitation. Mr. Smith has agreed that during his employment and for a period of one year following termination, he shall not be employed by, perform any services for, or hold any ownership interest in any business or entity that is engaged in the Company’s lines of business, in any state where the Company is doing business. Also, during both his term of employment, and for one year following his termination for any reason, Mr. Smith has agreed not to: (1) hire, engage, or solicit to hire for employment any individuals actively employed by the Company; or (2) solicit the business of any entity within the United States who is known to be a customer of the Company.

Pension Benefit for Fiscal Year 2017

None of the NEOs have pension benefits.

Potential Payments Upon Termination or Change in Control

Our NEOs are not entitled to receive cash payments upon termination or change in control, but may be entitled to acceleration of certain equity awards pursuant to their applicable employment agreements and the terms of their award agreements.

Bonus Shares. Pursuant to Mr. DiNello's employment agreement, in the event of termination for any reason, Mr. DiNello is entitled to receive a pro-rata portion of "bonus" shares for any partial year of employment for which such shares would be awarded. He is also entitled to immediate vesting of all awarded but unvested "bonus" shares if his employment terminates for any reason. Pursuant to Mr. Smith's employment agreement, Mr.Smith is also entitled to immediate vesting of all awarded but unvested "bonus" shares, to the extent granted by the Board, in its discretion, if his employment terminates for any reason. In addition, "bonus" shares issued to Mr. DiNello under the 2006 Equity Incentive Plan will vest upon a change in control, while "bonus" shares issued to Messrs. DiNello and Smith under the 2016 Stock Plan will vest upon a change in control and a subsequent qualifying termination of employment.

ExLTIP. Awards to Messrs. DiNello and Smith under the ExLTIP may become payable in the event of a change in control, or upon death or disability (each, an "ExLTIP Trigger Event"). A change in control under the ExLTIP means (i) the occurrence of a “Change in Control” as defined by the 2016 Stock Plan, (ii) MatlinPatterson Global Advisors LLC or its affiliates ceasing to be the beneficial owner, either directly or indirectly, of at least thirty percent (30%) of the Company's stock, or (iii) a person or entity other than MP Thrift Investments L.P. or its affiliates (together, “MatlinPatterson”) becomes

Flagstar Bancorp, Inc. | 2018 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

entitled, under an agreement to which the Company is a party, to appoint to the Board a number of directors equal to or greater than the number of directors MatlinPatterson is then entitled to appoint under an agreement to which the Company is a party. If an ExLTIP Trigger Event occurs after the applicable performance criteria are met, the awards will be payable in their entirety without regard to a quality review. If an ExLTIP Triggering Event occurs before the applicable performance criteria are met, a portion of the awards will vest and become payable without regard to a quality review based on the share price of the Company’s stock at the time of the Trigger Event and the remainder will be forfeited. In addition, if Messrs. DiNello or Smith retire after reaching the age of 65 with ten years of service, and that retirement occurs after the applicable performance criteria are met, they are entitled to continued or accelerated payout under the ExLTIP. For further information about the ExLTIP, see Compensation Discussion and Analysis - 2017 and 2018 Executive Compensation Decisions - Elements of 2017 and 2018 NEO Compensation - Executive Long-Term Incentive Program.

2018 LTIP. Awards to Messrs. DiNello and Smith under the 2018 LTIP may become payable in the event of a change in control, or upon death or disability. If the applicable performance criteria have been attained on or before the date of a Change in Control (a “Change in Control Trigger Event”), one hundred percent (100%) of the RSUs (to the extent not yet vested and not previously forfeited) will immediately vest and be paid within five business days, without regard to any quality review. If the applicable performance criteria have not been attained on or before the date of a Change in Control Trigger Event, one hundred percent (100%) of the RSUs will be forfeited. If the Change in Control is not a change in the ownership or effective control of a corporation or in the ownership of a substantial portion of the assets of corporation within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations (a “409A Change in Control”), then any payment that constitutes a deferral of compensation for purposes of Section 409A of the Internal Revenue Code and that would have been made on any payout date will not be paid until the earliest to occur of (i) the date on which the payment would otherwise have been made in absence of the Change in Control, (ii) the termination of the executive’s employment with the Company for any reason other than Cause (as defined in the 2018 LTIP, and (iii) a 409A Change in Control.

For purposes of 2018 LTIP, “Change in Control” is defined as (i) the occurrence of a “Change in Control” as defined by the 2018 LTIP, (ii) MatlinPatterson Global Advisors LLC or its affiliates ceasing to be the beneficial owner, either directly or indirectly, of at least thirty percent (30%) of the Company's stock, or (iii) a person or entity other than MP Thrift Investments L.P. or its affiliates (together, “MatlinPatterson”) becomes entitled, under an agreement to which the Company is a party. Regardless of whether the applicable performance criteria have been attained on or before the date of the executive’s death or termination due to disability ("Other Trigger Event”), one hundred percent (100%) of the RSUs (to the extent not yet vested and not previously forfeited) will immediately vest and be paid within 60 days after the Other Trigger Event, without regard to any quality review.

LTIP. The vesting of the LTIP awards received by Messrs. Smith, Ciroli, Figliuolo and Ottaway would be accelerated in the event of a change in control and a subsequent qualifying termination of employment, or upon death or disability. In any of those events, all of the awardees’ time-based restricted stock units would immediately vest in full, and all performance-based restricted stock units would immediately vest at the target performance levels.

Equity awards are additionally subject to the termination and change in control benefits set forth in the 2016 Stock Plan, as applicable.

In connection with the Bank’s procurement of Bank Owned Life Insurance ("BOLI"), our NEOs who are still employed with us at the time of their death would be entitled to a death benefit of two times their base salary.

Flagstar Bancorp, Inc. | 2018 Proxy Statement	40

COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes the amounts our NEOs would have realized in connection with a termination or a change in control, assuming the triggering event had occurred on December 31, 2017.

Name	Unvested LTIP Shares	LTIP Dollar Value (1)	Unvested Bonus Shares	Bonus Shares Dollar Value (2)	ExLTIP Shares	ExLTIP Dollar Value (3)	Continued Health Coverage (4)	Total Dollar Value (5)
Alessandro P. DiNello
Termination	—	$—	17,176	$642,726	—	$—	$27,336	$670,062
Change in Control	—	$—	17,176	$642,726	514,286	$19,244,582	$27,336	$19,914,644
Change in Control with qualifying termination	—	$—	17,176	$642,726	514,286	$19,244,582	$27,336	$19,914,644
Lee M. Smith
Termination	—	$—	2,863	$107,134	—	$—	$31,739	$138,873
Change in Control	7,109	$266,019	2,863	$107,134	211,907	$7,929,560	$31,739	$8,334,452
Change in Control with qualifying termination	44,695	$1,672,487	2,863	$107,134	211,907	$7,929,560	$31,739	$9,740,920
James K. Ciroli
Termination	—	$—	—	$—	—	$—	$—	$—
Change in Control	3,047	$114,019	—	$—	—	$—	$—	$114,019
Change in Control with qualifying termination	18,226	$682,017	—	$—	—	$—	$—	$682,017
Stephen V. Figliuolo
Termination	—	$—	—	$—	—	$—	$—	$—
Change in Control	2,539	$95,009	—	$—	—	$—	$—	$95,009
Change in Control with qualifying termination	16,857	$630,789	—	$—	—	$—	$—	$630,789
Andrew Ottaway
Termination	—	$—	—	$—	—	$—	$—	$—
Change in Control	9,940	$371,955	—	$—	—	$—	$—	$371,955
Change in Control with qualifying termination	21,449	$802,622	—	$—	—	$—	$—	$802,622

(1)	Represents the value after acceleration of outstanding unvested RSUs based on our closing stock price on December 29, 2017 of $37.42.

(2)	Represents the value after acceleration of outstanding unvested "bonus" shares based on our closing stock price on December 29, 2017 of $37.42.

(3)
Represents full value of all remaining RSUs which would have vested on December 29, 2017, because the performance hurdle had already been achieved at the time of the accelerating event. Assumes a stock price of $37.42 based on our closing stock price on December 29, 2017.

(4)	Represents the cost of continued health coverage for a period of 18 months as detailed in Messrs. DiNello and Smith’s employment agreements.

(5)
In accordance with SEC rules, an excise calculation is not presented in this table as we do not provide a gross-up or tax reimbursement to our NEOs in connection with a change in control. Amounts payable to the NEOs in the event of a change in control may be subject to reduction under Sections 280G and 4999 of the Internal Revenue Code.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2017 were Messrs. Lewis, Matlin, and Schoels. None of the members of the Compensation Committee has at any time been an officer or employee of us or our subsidiaries. Members of the Compensation Committee may, from time to time, have banking relationships in the ordinary course of business with the Bank, as described in the section entitled Certain Transactions and Business Relationships. No member of the Compensation Committee had any other relationship with us during 2017 requiring disclosure as a related party transaction. During 2017, none of our executive officers served as a member of another entity's compensation committee, one of whose executive officers served on our Compensation Committee or was a director of ours, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee.

Flagstar Bancorp, Inc. | 2018 Proxy Statement	41

SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

Shareholders who intend to present a proposal for action at the 2019 Annual Meeting of Shareholders (the "2019 Annual Meeting") and would like a copy of the proposal included in our proxy materials must forward a copy of the proposal or proposals to our principal executive office at 5151 Corporate Drive, Troy, Michigan, 48098. Any such proposal must be received by us not later than December 13, 2018. In order to be included in the proxy statement, such proposals must comply with the requirements set forth in Rule 14a-8 under the Exchange Act.

Under the Articles of Incorporation, if a shareholder intends to nominate a director nominee for election at the 2019 Annual Meeting, or to submit a proposal at such meeting other than pursuant to SEC Rule 14a-8, such shareholder must provide written notice of such nomination or proposal to our Secretary not fewer than 30 days nor more than 60 days prior to the date of the 2019 Annual Meeting. However, if public announcement of the date of the 2019 Annual Meeting is given fewer than 40 days before the date of that meeting, written notice of the proposal must be given prior to 10 days following the day on which notice of the 2019 Annual Meeting is made available to shareholders. Such written notice must otherwise comply with the requirements of the Articles of Incorporation.

Nothing in this section shall be deemed to require us to include in our proxy statement and proxy relating to the 2019 Annual Meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. A copy of the Articles of Incorporation can be obtained by written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098.

OTHER MATTERS

The Board is not aware of any other business to be presented for action by the shareholders at the Annual Meeting other than those matters described in this Proxy Statement and matters incident to the conduct of the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC, will be furnished without charge to persons who were shareholders as of the Record Date upon written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098. Additionally, our Annual Report on Form 10-K and all other reports that we file with the SEC are available on our website under the investor relations section at www.flagstar.com.

ADDITIONAL INFORMATION

The Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

We are subject to the informational requirements of the Exchange Act, and, in compliance with the Exchange Act, we file periodic reports and other information with the SEC. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC's telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the SEC and are available at the SEC's website, www.sec.gov.

Flagstar Bancorp, Inc. | 2018 Proxy Statement	42

FLAGSTAR BANCORP, INC.
5151 CORPORATE DRIVE
TROY, MICHIGAN 48098
REVOCABLE PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
May 22, 2018

The undersigned hereby constitutes and appoints Christine M. Reid and Mark Silverman, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Flagstar Bancorp, Inc. (the "Company") to be held at the national headquarters of the Company and Flagstar Bank, FSB, located at 5151 Corporate Drive, Troy, Michigan, 48098, on May 22, 2018, at 8:30 a.m., Eastern Time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, YOUR SHARES WILL BE VOTED AS SPECIFIED BELOW. WHERE A CHOICE IS NOT SPECIFIED, YOUR SHARES WILL BE VOTED "FOR" ALL OF THE DIRECTOR NOMINEES, "FOR" PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE NAMED PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

The Board of Directors recommends you vote "FOR" the following Director nominees and "FOR" the following proposals.

(1)	The election of directors: Alessandro P. DiNello, Jay J. Hansen, John D. Lewis, David J. Matlin, Bruce E. Nyberg, James A. Ovenden, Peter Schoels, David L. Treadwell and Jennifer R. Whip.

	For	Against	Abstain
Alessandro P. DiNello	o	o	o
Jay J. Hansen	o	o	o
John D. Lewis	o	o	o
David J. Matlin	o	o	o
Bruce E. Nyberg	o	o	o
James A. Ovenden	o	o	o
Peter Schoels	o	o	o
David L. Treadwell	o	o	o
Jennifer R. Whip	o	o	o

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.

o For	o Against	o Abstain

(3)	To adopt an advisory (non-binding) resolution to approve named executive officer compensation.

o For	o Against	o Abstain

The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders, Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2017, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT.

Date:

Signature:

Signature:

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each shareholder named should sign.

Important notice regarding the availability of proxy materials for the annual shareholder meeting to be held on May 22, 2018.

The Notice of Annual Meeting of Shareholders and the Proxy Statement relating to the Annual Meeting of Shareholders, as well as the 2017 Annual Report on Form 10-K, are available at flagstar.com/proxy. This proxy will not be used if you attend the Annual Meeting and choose to vote in person.